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Exhibit (a)(2)

Offer to Purchase For Cash
All Outstanding Shares Of Common Stock
of
Dover Investments Corporation
at
$30.50 Net Per Share
by
Dover Acquisition Corp.,
an affiliate of
The Lawrence Weissberg Revocable Living Trust

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FRIDAY, OCTOBER 22, 2004, UNLESS THE OFFER IS EXTENDED.

        THIS OFFER (THE "OFFER") IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS A STOCK"), AND A NUMBER OF SHARES OF CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS B STOCK" AND TOGETHER WITH THE CLASS A STOCK, THE "SHARES" OR THE "DOVER COMMON STOCK"), OF DOVER INVESTMENTS CORPORATION ("DOVER") THAT CONSTITUTE (A) A MAJORITY OF THE SHARES OF EACH SUCH CLASS OUTSTANDING ON THE EXPIRATION DATE OF THE OFFER THAT ARE BENEFICIALLY OWNED BY THE UNAFFILIATED STOCKHOLDERS OF DOVER (THE "MAJORITY OF THE MINORITY CONDITION") AND, (B) TOGETHER WITH SHARES BENEFICIALLY OWNED BY DOVER ACQUISITION CORP. (THE "PURCHASER"), AT LEAST NINETY-FIVE PERCENT (95%) OF THE TOTAL NUMBER OF SHARES OUTSTANDING OF EACH SUCH CLASS ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION").    FOR PURPOSES OF THE MAJORITY OF THE MINORITY CONDITION, THE "UNAFFILIATED STOCKHOLDERS" CONSIST OF ALL DOVER STOCKHOLDERS OTHER THAN THE PURCHASER, THE DIRECTORS AND OFFICERS OF DOVER, THEIR AFFILIATES AND THE SPOUSE OF MR. LAWRENCE WEISSBERG. AS OF THE DATE HEREOF, THE PURCHASER BENEFICIALLY OWNED AN AGGREGATE OF 483,267 SHARES OF CLASS A STOCK AND 246,725 SHARES OF CLASS B STOCK, WHICH REPRESENTED APPROXIMATELY 48.03% AND 79.34% OF THE THEN ISSUED AND OUTSTANDING CLASS A STOCK AND CLASS B STOCK, RESPECTIVELY. THE PURCHASER IS WHOLLY-OWNED BY THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST (THE "TRUST") AND CERTAIN OTHER FORMER DOVER STOCKHOLDERS. THIS OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE "THE TENDER OFFER—SECTION 13. CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. HOWEVER, THE MAJORITY OF THE MINORITY CONDITION WILL NOT BE WAIVED BY THE PURCHASER.

        Dover, based on the unanimous determination of a special committee of independent directors (the "Special Committee"), has taken a neutral position with respect to this Offer and the Merger (as described herein) of the Purchaser with and into Dover, has taken no position as to whether the Offer and the Merger are fair to, and in the best interests of, the Unaffiliated Stockholders and does not make a recommendation as to whether the Unaffiliated Stockholders should accept the Offer and tender their Shares pursuant to the Offer. The individual members of the Special Committee have informed the Purchaser that they intend to tender any Shares they own pursuant to the Offer. They further have entered into an agreement with Dover to cancel options (to the extent such options have vested prior to the consummation of the Offer) to purchase Shares in exchange for cash equal to $30.50 per Share less the applicable option exercise price.

        Price quotations for shares of Dover Class A Stock and Dover Class B Stock are available on the over-the-counter bulletin board maintained by Nasdaq under the symbols "DOVRA" and "DOVRB," respectively. On August 5, 2004, the last trading day prior to the date on which the Trust's revised proposal to take Dover private was announced, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $21.15 and $24.50, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $21.10 and $0.00, respectively. On September 21, 2004, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $27.10 and $27.75, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $26.75 and $0.00, respectively. We urge you to obtain current price quotations for Dover Common Stock. See "The Tender Offer—Section 6. Price Range of Shares; Dividends."

        Please note that no established public trading market exists for the Dover Common Stock. Shares of the Dover Common Stock are neither listed on any national securities exchange nor traded on any public stock exchange. Due to the relatively small number of holders of Dover Common Stock, trading is infrequent and the liquidity of the Dover Common Stock is limited. Accordingly, quotations for shares of Dover Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares.

        A summary of the principal terms of the Offer appears on pages i-vi of this Offer to Purchase.

        You should direct questions or requests for assistance or additional copies of this Offer to Purchase or the letters of transmittal to Mellon Investor Services LLC at its address and telephone number set forth on the back cover of this Offer to Purchase.

September 23, 2004

IMPORTANT STOCKHOLDER INFORMATION

        If you are a holder of Shares, and you wish to tender your Shares in the Offer, you should either (i) complete and sign the appropriate enclosed blue Class A letter of transmittal and/or yellow Class B letter of transmittal (each a "Letter of Transmittal" and together the "Letters of Transmittal"), as applicable, (or a photocopy thereof) in accordance with the instructions in the Letters of Transmittal, have your signature(s) thereon guaranteed (if required by Instruction 1 to the Letters of Transmittal), mail or deliver the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for your Shares along with the appropriate blue or yellow Letter(s) of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer—Section 3. Procedures for Tendering Shares," or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or nominee to tender your Shares.

        If you desire to tender Shares and certificates evidencing such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this offer to purchase (the "Offer to Purchase") on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may be able to tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer—Section 3. Procedures for Tendering Shares."

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letters of Transmittal or other tender offer materials may be directed to Mellon Investor Services LLC (the "Depositary") at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

        Dover Acquisition Corp. (the "Purchaser"), an affiliate of The Lawrence Weissberg Revocable Living Trust (the "Trust"), is offering to purchase all the outstanding shares of common stock of Dover for $30.50 per Share, in cash. The following are some of the questions that you, as a stockholder of Dover, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letters of Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letters of Transmittal.

Who is offering to buy my securities?

        The Offer to purchase all the outstanding shares of Dover Common Stock (as defined below) is being made by Dover Acquisition Corp., a Delaware corporation and an affiliate of the Trust. The Purchaser is a newly-formed Delaware entity and has not conducted any business other than in connection with the Offer and Merger as described below. All equity interests of the Purchaser are currently held by the Trust and certain other former Dover stockholders (collectively, the "Continuing Stockholders"). In connection with the organization of the Purchaser, each of the Continuing Stockholders contributed their shares of Dover Common Stock to the Purchaser in exchange for equivalent equity interests in the Purchaser. As of the date hereof, the Purchaser beneficially owned approximately 48.03% of the outstanding Class A common stock, par value $.01 per share (the "Class A Stock"), of Dover and approximately 79.34% of the outstanding Class B common stock, par value $.01 per share (the "Class B Stock"), of Dover (the Class A Stock and the Class B Stock collectively, the "Shares" or the "Dover Common Stock"). As a result of the disparate voting rights between the Class A Stock and the Class B Stock (each share of Class A Stock has one vote per share and each share of Class B Stock has ten votes per share with respect to matters to be voted upon by the stockholders of Dover), the Purchaser beneficially owned as of such date Dover Common Stock representing approximately 71.69% of the total voting power of Dover.

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of Dover's outstanding Class A Stock and Class B Stock other than Shares held by the Purchaser.

How much are you offering to pay and what is the form of payment?

        We are offering to pay $30.50 per share of Dover Class A Stock or Class B Stock, net to you in cash and without interest.

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Tender Offer—Section 3. Procedures for Tendering Shares."

How will U.S. taxpayers be taxed for U.S. federal income tax purposes?

        If you are a U.S. taxpayer, your receipt of cash for shares of Dover Common Stock in the Offer will be a taxable transaction for U.S. federal income tax purposes. If after the Offer you own (directly or pursuant to "attribution rules" set forth in the Internal Revenue Code) no shares of Dover Common Stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the Offer and (2) your adjusted tax basis in the shares of Dover Common Stock

i

you surrender in the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held by you for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer. See "The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences."

What are the most important conditions to the Offer?

        This Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of shares of Dover Class A Stock and a number of shares of Dover Class B Stock that constitute (A) a majority of the shares outstanding of each such class on the expiration date of the Offer that are beneficially owned by the "Unaffiliated Stockholders" (the "Majority of the Minority Condition") and, (B) together with shares owned by the Purchaser, at least 95% of the total number of Shares outstanding of each such class on the expiration date of the Offer (the "Minimum Condition"). For purposes of the Majority of the Minority Condition, the "Unaffiliated Stockholders" consist of all Dover Stockholders other than the Purchaser, the directors and officers of Dover, their affiliates and the spouse of Mr. Lawrence Weissberg. The Majority of the Minority Condition will not be waived by the Purchaser. As of the date hereof, the Purchaser beneficially owns 483,267 shares of Class A Stock, representing approximately 48.03% of the 1,006,077 shares of Dover Class A Stock that were issued and outstanding as of such date, and 246,725 shares of Dover Class B Stock, representing approximately 79.34% of the 310,961 shares of Dover Class B Stock that were issued and outstanding as of such date. This Offer is also subject to other important terms and conditions. See "The Tender Offer—Section 13. Certain Conditions to the Offer." However, the Offer is not conditioned upon financing.

        The minimum number of shares of Class A Stock and Class B Stock required to be tendered in order to satisfy the Majority of the Minority Condition are approximately 251,204 and 32,119 Shares, respectively, as of the date of this document. This calculation excludes (1) 1,810 Shares beneficially owned by the spouse of Mr. Lawrence Weissberg and (2) 18,595 Shares beneficially owned by the officers and directors of Dover (other than Mr. Frederick Weissberg), all of which the Purchaser believes will be tendered by their respective beneficial owners in the Offer. The minimum number of shares of Class A Stock and Class B Stock required to be tendered in order to satisfy the Minimum Condition are approximately 472,507 and 48,689 Shares, respectively, as of the date of this document. The minimum percentages of the total number of shares of Class A Stock and Class B Stock not beneficially owned by the Purchaser which are required to be tendered in order to satisfy the Minimum Condition are approximately 90.38% and 75.80%, respectively, as of the date of this document. Certain Unaffiliated Stockholders have agreed to tender their shares in response to the Offer, or have indicated that they intend to do so. See "Special Factors—Background of the Offer and—Transactions and Arrangements Concerning the Shares."

        We do not believe that we need to obtain any antitrust, bank regulatory or other material governmental approvals, consents or clearances in order to complete this Offer. See "The Tender Offer—Section 13. Certain Conditions to the Offer."

Do you have the financial resources to make payment?

        Although the Trust has sufficient cash on hand to enable the Purchaser to purchase tendered Shares and pay its fees and expenses related to the Offer, we intend to use Dover's cash on hand for these purposes. To the best of the Purchaser's knowledge, Dover has sufficient cash on hand to satisfy the Purchaser's obligation to purchase all Shares tendered in the Offer and to pay for or reimburse the Trust and the Purchaser for the other fees and expenses related to the Offer. See "The Tender Offer—Section 9. Source and Amount of Funds."

Do you have any agreements with any Dover stockholders regarding the offer?

        Leeward Capital, L.P., Leeward Investments, LLC and Mr. Eric P. Von der Porten, who have advised the Purchaser that they collectively beneficially owned as of September 22, 2004, 105,210 shares of Class A Stock and 750 shares of Class B Stock, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date, have contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer.

What does the Special Committee of Dover's Board of Directors think of the Offer?

        We have not asked the Board of Directors of Dover to approve the Offer. Under applicable law, no approval by Dover's Board is necessary for us to commence or complete this Offer or, if we obtain an ownership level of at least 90% or more of each class of Dover's outstanding Common Stock, to merge the Purchaser with and into Dover (the "Merger"). The Dover Board has appointed a special committee of independent directors (the "Special Committee") authorized and directed to review, evaluate, negotiate and recommend to the Board what action should be taken with respect to the Offer, including advising the Board as to whether the Offer is in the best interests of Dover and stockholders (other than the Purchaser and the Continuing Stockholders) and whether the Board should approve the Offer and recommend that such stockholders accept the same. The Special Committee was also authorized and directed to prepare any filings required to be made by Dover with the SEC in connection with the Offer. On August 31, 2004, the Special Committee met to discuss the Offer and to review drafts of this Offer to Purchase and other offer-related documents. The Special Committee voted unanimously to take a neutral position with respect to the Offer and the Merger. The Special Committee took no position as to whether the Offer and the Merger are fair to, and in the best interests of, the Unaffiliated Stockholders and did not make a recommendation as to whether the Unaffiliated Stockholders should accept the Offer and tender their Shares pursuant to the Offer. As required by U.S. securities laws, Dover has filed with the Securities and Exchange Commission (the "SEC") and is distributing with this Offer to Purchase a Solicitation/Recommendation Statement on Schedule 14D-9 as to its position on the Offer. Please refer to this statement for further information regarding the position of Dover and other important information.

        The individual members of the Special Committee have informed the Purchaser that they intend to tender any Shares they own pursuant to the Offer. They further have entered into an agreement with Dover to cancel options (to the extent such options have vested prior to the consummation of the Offer) to purchase Shares in exchange for cash equal to $30.50 per share less the applicable option exercise price. See "Special Factors—Transactions and Arrangements Concerning the Shares."

Why are you making this Offer?

        We are making this Offer to enable the Purchaser to acquire the entire equity interest in Dover. Our offer to buy your Shares is the first step in our plans to take Dover private. We believe that that such an acquisition is an attractive investment, based upon, among other things, the past performance of Dover and its future business prospects. As soon as practicable following the closing of the Offer, the Purchaser will be merged into Dover. After this Merger, Dover will be owned exclusively by the Continuing Stockholders.

Why are you not negotiating a merger with the Special Committee?

        We want to begin to realize the benefits of private ownership of Dover as soon as possible. We believe that making a tender offer directly to Dover's stockholders will be significantly faster, and incur significantly less cost to us and to Dover, than making a proposal for consideration by Dover's Special Committee and negotiating a merger agreement with the Special Committee. We believe that the Dover stockholders are capable of evaluating the Offer. Specifically, we note that the Majority of the

Minority Condition will not be satisfied unless a majority of the holders of the outstanding shares of Class A Stock and a majority of the holders of outstanding shares of Class B Stock (in each case excluding Shares beneficially owned by the Purchaser, the directors and officers of Dover, their affiliates and the spouse of Mr. Lawrence Weissberg) tender their Shares in the Offer. We believe that acceptance of the Offer by such a large proportion of the Unaffiliated Stockholders would provide meaningful procedural protection that obviates the need for Dover Board of Directors' approval. Accordingly, we are not seeking to negotiate our Offer with Dover's Board of Directors or the Special Committee. See "Special Factors—Background of this Offer" and "Special Factors—Purpose and Structure of the Offer and the Merger, Reasons of the Trust and the Purchaser for the Offer and the Merger."

Will the Offer be followed by a merger if not all the publicly traded shares of Dover are tendered in the Offer?

        Following the completion of the Offer, we currently intend to cause the Merger to occur between the Purchaser and Dover. If the Merger takes place, all of the remaining stockholders of Dover will receive $30.50 per share of Dover Common Stock, in cash. See "Special Factors—The Merger; Plans for Dover after the Offer and the Merger; Certain Effects of the Offer."

Following the Offer, will quotations for Dover on the over-the-counter bulletin board be available and will it continue to file periodic reports with the SEC?

        No. If the Merger described above takes place, Dover will be privately owned, trading in the Dover Common Stock on the over-the-counter bulletin board maintained by Nasdaq will cease, there will no longer be price quotations for the Dover Common Stock and the registration of Dover Common Stock under Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

        In the unlikely event that we purchase all the tendered Shares, but are prevented from consummating the Merger by a court or other legal requirement, there may be so few remaining stockholders and publicly held shares of Dover Common Stock that no price quotations for shares of Dover Common Stock will be available and Dover may cease making filings with the SEC or otherwise cease being required to comply with SEC rules governing publicly held companies. See "The Tender Offer—Section 11. Certain Effects of the Offer on the Market for the Shares."

Is the financial condition of the Trust or the Purchaser relevant to my decision to tender in the Offer?

        We do not believe that the financial condition of the Trust or the Purchaser is relevant to your decision to tender in the Offer because the form of payment that you will receive consists solely of cash and if you tender in the Offer and receive payment in full for your Shares, you will have no continuing equity interest in Dover. Additionally, although the Trust has sufficient cash on hand to enable the Purchaser to purchase tendered Shares and pay its fees and expenses related to the Offer, the Purchaser intends to use Dover's cash on hand for these purposes. Also, the Purchaser has been formed solely for the purpose of acquiring shares of Dover Common Stock and there is no relevant historical financial information available with respect to the Purchaser.

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per share of Dover Common Stock which they would have received had they tendered their Shares in the Offer, unless they seek a judicial appraisal of their Shares which may result in a greater or lesser or the same amount of cash being paid. Therefore, if the Merger takes place, the only differences to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer and you will not have the statutory appraisal rights described under the next question. See "Special Factors—Appraisal Rights."

        In the unlikely event that we purchase all the tendered Shares, but are prevented from consummating the Merger by a court or other legal requirement, there may be so few remaining stockholders and publicly held shares of Dover Common Stock that no price quotations for shares of Dover Common Stock will be available. Also, as described above, Dover may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See "The Tender Offer—Section 11. Certain Effects of the Offer on the Market for the Shares."

Will I have the right to have my Shares of Dover Common Stock appraised?

        If you tender your shares of Dover Common Stock in the Offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your Shares in the Offer, and if the subsequent Merger of the Purchaser with and into Dover occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your shares of Dover Common Stock plus a fair rate of interest, if any, from the date of the Merger. This value may be more or less than or the same as the $30.50 per Share cash consideration payable in the Offer and the Merger. See "Special Factors—Appraisal Rights."

What were the price quotations for the Shares prior to announcement of the Offer?

        Price quotations for shares of Class A Stock and Class B Stock are available on the over-the-counter bulletin board maintained by Nasdaq under the symbols "DOVRA" and "DOVRB," respectively. On August 5, 2004, the last trading day prior to the date on which the Trust's revised proposal to take Dover private was announced, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $21.15 and $24.50, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $21.10 and $0.00, respectively. On September 21, 2004, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $27.10 and $27.75, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $26.75 and $0.00, respectively. We urge you to obtain current price quotations for Dover Common Stock. See "The Tender Offer—Section 6. Price Range of Shares; Dividends."

        Please note that no established public trading market exists for the Dover Common Stock. Shares of Dover Common Stock are neither listed on any national securities exchange nor traded on any public stock exchange. Due to the relatively small number of holders of Dover Common Stock, trading is infrequent and the liquidity of the Dover Common Stock is limited. Accordingly, quotations for shares of Dover Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares.

How long do I have to decide whether to tender in the Offer?

        You will have at least until 5:00 p.m., New York City time, on Friday, October 22, 2004, to decide whether to tender your shares of Dover Common Stock in the Offer, unless the Offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer—Section 3. Procedures for Tendering Shares."

v

Can the Offer be extended?

        We can elect at any time to extend the Offer. If we extend the Offer, we will inform Mellon Investor Services LLC (which is the Depositary for the Offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See "The Tender Offer—Section 1. Terms of the Offer; Expiration Date."

How do I tender my shares?

        To tender your shares of Dover Common Stock, you must deliver the certificates evidencing your Shares, together with the appropriate completed blue or yellow Letter(s) of Transmittal, to Mellon Investor Services LLC, the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you cannot get all required documents to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. However, the Depositary must receive the missing items within that three trading day period. See "The Tender Offer—Section 3. Procedures for Tendering Shares."

Until what time can I withdraw previously tendered Shares?

        You can withdraw previously tendered shares of Dover Common Stock at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by November 21, 2004, you can withdraw them at any time after such date until we do accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period if we elect to establish one. See "The Tender Offer—Section 1. Terms of the Offer; Expiration Date."

How do I withdraw previously tendered Shares?

        To withdraw Shares that have been tendered you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Tender Offer—Section 4. Withdrawal Rights."

What do I need to do now?

        You should read this Offer to Purchase carefully, including the appendices and exhibits accompanying it and consider how the Offer affects you. You should also review carefully the Schedule 14D-9 delivered herewith. Then, if you decide to tender your Shares, you must deliver or arrange to have your broker or other nominee deliver the certificates evidencing your Shares, together with the appropriate and properly completed blue or yellow Letter(s) of Transmittal, to Mellon Investor Services LLC, the Depositary. See "The Tender Offer—Section 3. Procedures for Tendering Shares."

Who can I speak with if I have questions about the Offer?

        You can call the Depositary at (201) 329-8660 (call collect) or 800-392-5792 (call toll free). Mellon Investor Services LLC is acting as the Depositary for our Offer.

1.	Terms of the Offer; Expiration Date	34
2.	Acceptance for Payment and Payment for Shares	36
3.	Procedures for Tendering Shares	37
4.	Withdrawal Rights	40
5.	Certain U.S. Federal Income Tax Consequences	41
6.	Price Range of Shares; Dividends	41
7.	Certain Information Concerning Dover	42
8.	Certain Information Concerning the Trust, the Purchaser and the Continuing Stockholders	44
9.	Source and Amount of Funds	45
10.	Dividends and Distributions	45
11.	Certain Effects of the Offer on the Market for the Shares	46
12.	Fees and Expenses	46
13.	Certain Conditions to the Offer	47
14.	Certain Legal Matters	51
15.	Miscellaneous	53
SCHEDULE A	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE TRUST AND THE PURCHASER	A-1
SCHEDULE B	FORMATION OF THE PURCHASER	B-1
SCHEDULE C	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1
EXHIBIT A	JANUARY OFFER	EX-A-1
EXHIBIT B	AUGUST OFFER	EX-B-1

TO THE HOLDERS OF COMMON STOCK OF DOVER INVESTMENTS CORPORATION:

INTRODUCTION

        Dover Acquisition Corp., a Delaware corporation (the "Purchaser"), hereby offers to purchase all the outstanding shares of Class A common stock, par value $.01 per share (the "Class A Stock), and all the outstanding shares of Class B common stock, par value $.01 per share (the "Class B Stock") (the Class A Stock and the Class B Stock are referred to herein, collectively, as the "Shares" or the "Dover Common Stock"), of Dover Investments Corporation, a Delaware corporation ("Dover"), at $30.50 per Share, net to the seller, in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). The Purchaser is an affiliate of The Lawrence Weissberg Revocable Living Trust (the "Trust"). In connection with the organization of the Purchaser, the Trust and certain other former Dover stockholders (collectively, the "Continuing Stockholders") contributed their shares of Dover Common Stock to the Purchaser in exchange for equivalent equity interests in the Purchaser. As of the date hereof, the Purchaser beneficially owns 483,267 shares of Class A Stock, representing approximately 48.03% of the 1,006,077 shares of Dover Class A Stock that were issued and outstanding as of such date, and 246,725 shares of Dover Class B Stock, representing approximately 79.34% of the 310,961 shares of Dover Class B Stock that were issued and outstanding as of such date. As a result of the disparate voting rights between the Class A Stock and the Class B Stock (each share of Class A Stock has one vote per share and each share of Class B Stock has ten votes per share with respect to matters to be voted upon by the stockholders of Dover), the Purchaser beneficially owned as of such date Dover Common Stock representing approximately 71.69% of the total voting power of Dover.

        Tendering stockholders who are the record owners of their Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letters of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any fees. The Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as the depositary (the "Depositary"), incurred in connection with the Offer.

        THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF CLASS A STOCK AND A NUMBER OF SHARES OF CLASS B STOCK THAT CONSTITUTE (A) A MAJORITY OF THE SHARES OF EACH SUCH CLASS OUTSTANDING ON THE EXPIRATION DATE OF THE OFFER THAT ARE BENEFICIALLY OWNED BY THE UNAFFILIATED STOCKHOLDERS (THE "MAJORITY OF THE MINORITY CONDITION") AND, (B) TOGETHER WITH SHARES BENEFICIALLY OWNED BY THE PURCHASER, AT LEAST NINETY-FIVE PERCENT (95%) OF THE TOTAL NUMBER OF SHARES OUTSTANDING OF EACH SUCH CLASS ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION"). FOR PURPOSES OF THE MAJORITY OF THE MINORITY CONDITION, THE "UNAFFILIATED STOCKHOLDERS" CONSIST OF ALL DOVER STOCKHOLDERS OTHER THAN THE PURCHASER, THE DIRECTORS AND OFFICERS OF DOVER, THEIR AFFILIATES AND THE SPOUSE OF MR. LAWRENCE WEISSBERG. THIS OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE "THE TENDER OFFER—SECTION 13. CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. HOWEVER, THE MAJORITY OF THE MINORITY CONDITION WILL NOT BE WAIVED BY THE PURCHASER.

        The Board of Directors of Dover has not been asked by the Trust or the Purchaser to approve the Offer or the Merger referred to below. Under applicable law, no approval by Dover's Board is necessary for the Purchaser to commence or complete the Offer or, if it acquires an ownership level of 90% or more of each class of the outstanding Dover Common Stock, to complete the Merger referred to below. The Board of Directors of Dover has appointed a special committee of independent directors (the "Special Committee") authorized and directed to review, evaluate, negotiate and recommend to the Board what action should be taken with respect to the Offer, including advising the Board as to whether the Offer is in the best interests of Dover and its stockholders (other than the Purchaser and Continuing Stockholders) and whether the Board should approve the Offer and recommend that such stockholders accept the same. The Special Committee was also authorized and directed to prepare any filings required to be made by Dover with the SEC in connection with the Offer. On August 31, 2004, the Special Committee met to discuss the Offer and to review drafts of this Offer to Purchase and other offer-related documents. The Special Committee voted unanimously to take a neutral position with respect to the Offer and the Merger. The Special Committee took no position as to whether the Offer and the Merger are fair to, and in the best interests of, the Unaffiliated Stockholders and did not make a recommendation as to whether the Unaffiliated Stockholders should accept the Offer and tender their Shares pursuant to the Offer. As required by U.S. securities laws, Dover has filed with the Securities and Exchange Commission (the "SEC") and is distributing with this Offer to Purchase a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). The Schedule 14D-9 contains information concerning the position of the Special Committee and Dover as to the Offer. The Purchaser recommends that holders of Dover Common Stock review it carefully.

        The individual members of the Special Committee have informed the Purchaser that they intend to tender any Shares they own pursuant to the Offer. They further have entered into an agreement with Dover to cancel options (to the extent such options have vested prior to the consummation of the Offer) to purchase Shares in exchange for cash equal to $30.50 per share less the applicable option exercise price.

        Leeward Capital, L.P. ("Leeward Capital"), Leeward Investments, LLC ("Leeward Investments") and Mr. Eric P. Von der Porten, who have advised the Purchaser that they beneficially owned as of September 22, 2004, an aggregate of 105,210 shares of Class A Stock and 750 shares of Class B Stock, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date, have contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer.

        If the Offer is consummated, the Continuing Stockholders intend to cause the Purchaser, promptly thereafter, to merge with and into Dover through a short-form merger (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") without a vote of the stockholders of Dover. Pursuant to the Merger, each issued and outstanding Share (other than Shares held by the Purchaser and Shares held by stockholders who have properly exercised appraisal rights under the DGCL) will be converted into and represent the right to receive an amount in cash equal to the Offer Price.

        If the Offer is not completed for any reason (including a failure to satisfy either the Majority of the Minority Condition or the Minimum Condition), the Trust or the Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for its beneficial ownership to equal or exceed 90% of each class of the outstanding Dover Common Stock. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. For a discussion of other actions the Trust and the Purchaser may take if the Offer is not completed, see "Special Factors—Conduct of Dover's Business if the Offer is Not Completed."

        The information contained in this Offer to Purchase concerning Dover was supplied by Dover or obtained from publicly available sources. Neither the Trust nor the Purchaser takes any responsibility for the accuracy of such information.

        STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

SPECIAL FACTORS

Background of this Offer

        Set out below is a summary of certain events related to the Offer.

        The Trust is a revocable trust formed by Mr. Lawrence Weissberg, of which Mr. Frederick Weissberg, Mr. William Weissberg and Mr. Marvin Weissberg are the co-trustees. The Trust has several beneficiaries, including Messrs. Frederick Weissberg and William Weissberg. Messrs. Frederick Weissberg and William Weissberg are the sons of Mr. Lawrence Weissberg. Mr. Marvin Weissberg is the brother of Mr. Lawrence Weissberg. For many years, Mr. Lawrence Weissberg had served as Chairman of the Board, President and a director of Dover. He resigned from these positions for health related reasons in December 2001 and ceased managing Dover's business. Mr. Frederick Weissberg succeeded to the positions held by Lawrence Weissberg at that time. Both the Trust and Mr. Lawrence Weissberg beneficially owned immediately prior to the organization of the Purchaser 431,807 shares of Class A Stock and 245,114 shares of Class B Stock, representing approximately 42.92% of the Class A Stock and approximately 78.82% of the Class B Stock outstanding as of the date hereof, as well as approximately 70.05% of the total voting power of the Dover Common Stock as of that date. These Shares are now beneficially owned by the Purchaser, a majority of the voting power of which is controlled by the Trust.

        From time to time, Mr. Lawrence Weissberg, until his resignation from his positions with Dover in December 2001, and the trustees of the Trust have evaluated Mr. Lawrence Weissberg's and the Trust's investment in Dover, the benefits to Mr. Lawrence Weissberg and the Trust of Dover continuing to operate Dover as an SEC reporting company and the benefits to Mr. Lawrence Weissberg and the Trust of possibly taking Dover private.

        According to filings they have made with the SEC, Leeward Capital, Leeward Investments and Mr. Eric P. Von der Porten for several years have beneficially owned shares of Dover Common Stock. Based on information submitted to the Purchaser on September 22, 2004 by Mr. Von der Porten, Leeward Capital then beneficially owned 105,210 shares of Class A Stock and 750 shares of Class B Stock, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date.

        In February 1996, Dover received a letter from Mr. Von der Porten expressing the interest of a company then associated with Mr. Von der Porten in acquiring 100% of the Dover Common Stock in a transaction that he stated would offer Dover stockholders a price between $11.00 and $11.50 per Share. This expression of interest was subject to the execution of a definitive purchase agreement and due diligence. Subsequently, in March 1997, Mr. Lawrence Weissberg advised Mr. Von der Porten that he had no interest in selling his shares of Dover Common Stock.

        In February 2000, Dover received a letter from Mr. Von der Porten expressing the interest of Leeward Investments in acquiring Dover and proposing that the two companies enter into discussions concerning such a possible transaction. Mr. Von der Porten stated in this letter, among other things, that "[b]ased on the information available to us at this time, we expect to be able to conclude an acquisition at a price between $24.00 and $27.00 per Class A and Class B share." Mr. Von der Porten also stated, among other things, that the proposal was "subject to satisfactory completion of documentation and due diligence and to our receipt of financing commitments on acceptable terms." Subsequently, the Board of Directors voted to take no action with respect to this proposal. The Board concluded that any such discussions would be futile and a waste of corporate resources since Mr. Lawrence Weissberg had informed the Board that he had no interest in selling the Dover Common Stock under his control.

        On May 16, 2003, Dover received the following letter from Mr. Von der Porten on behalf of Leeward Investments:

[Leeward Investments, LLC Letterhead]

May 15, 2003,

Mr. Frederick M. Weissberg
Chairman and President
Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Dear Mr. Weissberg;

        I am writing to reiterate the interest of Leeward Investments, LLC in acquiring all of the outstanding shares of Dover Investments Corporation Common Stock.

        As you know, Leeward Investments proposed in February 2000 an acquisition at a price that we expected to be between $24.00 and $27.00 per Class A and Class B share. Because of the performance of Dover since that time, we would expect to acquire the company for a per share price of $31.00. This transaction would create substantial and near-term value for all Dover shareholders.

        We hope that, in this case, you and the Board of Directors will be willing to enter into discussions with Leeward Investments with the goal of completing a sale of Dover. As before, this proposal is subject to satisfactory completion of documentation, due diligence, and financing. We will be happy to meet with you to demonstrate why we believe these contingencies can be expeditiously resolved. Please consider this proposal open until such time as it may be withdrawn.

        As a final note, please be aware that Leeward Capital, L.P. will not support Proposals 2 and 3 at the upcoming Annual Meeting. While we favor management and director incentives that help create shareholder value, we do not believe it is appropriate for Dover to continue issuing stock options at exercise prices that are so far below the fair value of the company's stock.

        I look forward to the opportunity to discuss this proposed transaction with you in the near future.

Sincerely,

/s/ Eric P. Von der Porten
Eric P. Von der Porten
Manager

On May 19, 2003, Dover responded to the May 15, 2003, letter from Mr. Von der Porten as follows:

[Dover Letterhead]

May 19, 2003

VIA FACSIMILE AND
CERTIFIED MAIL

Eric P. Von der Porten
Leeward Investments, LLC
1139 San Carlos Avenue, Suite 302
San Carlos, CA 94070

    Re:
    Dover Investments Corporation (the "Company")

Dear Mr. Von der Porten,

          I am writing to inform you that the Company's Board of Directors has voted to take no action with respect to the proposal stated in your letter of May 15, 2003 to enter into discussions regarding a possible acquisition of the outstanding shares of the Company's stock. The Board concluded that any such discussions would be futile and a waste of corporate resources, as the Company's majority stockholder, Mr. Lawrence Weissberg, has no interest in selling his shares of the Company's stock.

Very truly yours,

/s/ Frederick M. Weissberg
Frederick M. Weissberg
Chairman and President

        At the Dover 2003 annual stockholders' meeting held on May 22, 2003, stockholder Daniel Raider ("Raider"), currently a plaintiff in the Raider Litigation described below, proposed the following resolutions.

        "WHEREAS the shareholders believe that there is no liquid or efficient public market for the Company's stock, and the shareholders further believe that the quotes of the existing market makers are not representative of the intrinsic value of the Company, the shareholders recommend to the Board of Directors that:

        "No stock option be issued by the Company with an exercise price lower than the greater of (a) $31 per share, or (b) 90% of the pro rata intrinsic value of the Company, as determined by such independent investment banker as is retained by the Board for that purpose."

        "WHEREAS, the shareholders believe that there is no liquid or efficient public market for the Company's stock, and the shareholders further believe that the quotes of the existing market makers are not representative of the intrinsic value of the Company, the shareholders recommend to the Board of Directors that:

        "The Company tender for no fewer than 500,000 shares of its stock at a price equal to the greater of

        "(a) $31 per share, or

  "(b)
  90% of the pro rata intrinsic value of the Company, as determined by such independent investment banker as is retained by the Board for that purpose."

        Mr. Raider's proposals were submitted to a vote of the Dover stockholders represented in person or by proxy at the 2003 annual meeting and as a result of the vote taken both proposals were defeated.

110,655 shares of Class A Stock and 1,000 shares of Class B Stock were cast in favor of the two proposals and 840,297 shares of Class A Stock and 301,850 shares of Class B Stock were cast against the two proposals.

        On June 15, 2003, Dover received an unsolicited facsimile transmission from Mr. Steven West of West Financial Group, Inc. ("West") addressed to Mr. Frederick Weissberg in which West expressed that it had "a very qualified buyer for" Dover and requested that Mr. Weissberg contact West to set up a teleconference to discuss the buyer and the approximate value of Dover. On October 29, 2003, Dover received another unsolicited facsimile transmission from West addressed to Mr. Frederick Weissberg in which West expressed that "[a] major company has expressed an interest in buying" Dover and requested that Mr. Weissberg contact West to set up a teleconference to discuss the identity of the buyer, an approximate value of Dover and the fees involved. Both West facsimile transmissions included the following at the end of the transmission: "If you would like your fax number removed from our database, please call 866-580-4548, code 105 and your fax number will be permanently removed." Following the second transmission, Ms. Kleczek followed these instructions and Dover has not received any addition transmissions from West.

        In August 2003 Dover received the following letter from the California Investment Fund, LLC ("CIF"):

[California Investment Fund Letterhead]

Joshua A. Finkenberg
Director of Acquisitions

August 18, 2003

VIA FEDERAL EXPRESS

Frederick Weissberg
Chairman and President
Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Frederick:

        California Investment Fund, LLC ("CIF") would like to open discussions with you regarding a potential acquisition of all outstanding shares of Dover Investments Corporation and the assumption of its debt. Our goal would be to complete a friendly transaction that retains key management and staff beyond closing. I understand that you had previously decided to take no action with respect to Leeward Capital's proposal, but we would like to explore the possibility directly with you as the Chairman and President of the Company and a co-trustee of The Lawrence Weissberg Revocable Living Trust.

        CIF is a private equity group that focuses on value investment opportunities across a wide spectrum of industries. CIF's goal, in conjunction with the support of the partnering company's board, management and shareholders, is to take undervalued companies private through acquisition or joint venture. CIF's interest in Dover Investments Corporation is based primarily on the strength of its balance sheet, current market capitalization and our belief that the market has unfairly penalized the shareholders of Dover due to its thin trading and lack of financial sponsorship from the public capital markets.

        We specifically focus on (i) opportunistic investments with significant discounts to tangible book value and (ii) complicated transactions with a mid- to long-term investment horizon that enable CIF to leverage its effective investment expertise. CIF is an ideal financial partner for select companies that wish to explore the benefits of a going private transaction. Some of the benefits of going private with a well-capitalized sponsor, like CIF, include:

  •
  Providing management with the ability to focus on the long-term.

  •
  Enabling companies to avoid the onerous regulations embodied in the Sarbanes-Oxley Act of 2002.

  •
  Creating a tax-efficient method of getting cash into shareholders' hands at a material premium.

  •
  Materially lowering legal, accounting, insurance and PR costs.

        Our most recent transaction was the successful $113.0 million going private acquisition of National Service Industries, Inc., completed in June 2003. Since going private, NSI and its 6,600 employees continue its successful businesses without the public market scrutiny and cost that limited management while it traded on the NYSE.

        We'll follow up with a phone call in order to explore this opportunity further.

Sincerely,

/s/ Joshua A. Finkenberg
Joshua A. Finkenberg
Director of Acquisitions

        Mr. Frederick Weissberg did not have the follow-up phone call referenced in the CIF letter dated August 18, 2003. On September 19, 2003, Dover received the following letter from CIF:

[California Investment Fund Letterhead]

Joshua A. Finkenberg
Director of Acquisitions

September 18, 2003

VIA FEDERAL EXPRESS
Frederick Weissberg
Chairman and President
Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Frederick:

        California Investment Fund, LLC would like to reiterate its interest in opening discussions with the management and the Board of Directors of Dover Investments Corporation regarding a potential acquisition of all outstanding shares and the assumption the Company's debt. Our goal would be to complete a friendly transaction that retains key management and staff beyond closing.

        CIF is prepared to offer an all-inclusive transaction value of $40,000,000 to $45,000,000 including, but not limited to, all of Dover's outstanding shares (all classes), the assumption of its debt, in the money options, severance expenses and general transaction expenses. This all-inclusive transaction value is based on the Company having approximately $15.0 million in cash and short term investments. Any final price will need to be adjusted based on current market conditions and thorough underwriting of the company. The offer is meant to act as a starting point for discussions regarding any possible transaction.

        Neither California Investment Fund, nor any of its affiliated companies or principals, currently own stock in DOVRA. It is not our intention to buy any stock in the Company based on any material, non-public information we receive from Dover Investments. In the event that we do not share non-public information, we reserve our right to make open market purchases as any other investor would. We only envision moving forward with a transaction in the event that the transaction has the support of both management and the Board of Directors, and where the transaction is reasonably likely to be consummated.

        Please call Joe Altman or me at 619-595-5695 to discuss further.

Sincerely,

/s/ Joshua A. Finkenberg
Joshua A. Finkenberg
Director of Acquisitions

        On September 29, 2003, Dover responded to the August 18, 2003 and September 18, 2003 CIF letters as follows:

[Dover Letterhead]

VIA FACSIMILE/CERTIFIED MAIL

September 29, 2003

California Investment Fund
550 West C Street, 10th Floor
San Diego, CA 92101
Attn.: Joshua A. Finkenberg

Re:
Dover Investments Corporation (the "Company")

Dear Mr. Finkenberg,

        I write in response to your letters dated September 18, 2003 and August 18, 2003. Please be advised that the Lawrence Weissberg Revocable [Living] Trust, which holds a majority of the voting power of the Company, continues to have no interest in selling the shares of the Company held by it. In light of this position, the Company is not for sale nor is the Company willing to engage in discussions of any kind in regard to an acquisition transaction.

Very truly yours, /s/ Frederick M. Weissberg Frederick M. Weissberg CEO

        The Trust retained Orrick, Herrington & Sutcliffe LLP ("Orrick") as its counsel in January 2004 to advise it regarding a potential acquisition by the Trust and the other Continuing Stockholders of the Shares held by the Unaffiliated Stockholders. On January 27, 2004, Dover's Board of Directors held a regularly scheduled meeting in which Mr. Frederick Weissberg, on behalf of the Trust, delivered an offer letter to the Board describing the Trust's proposal to take Dover private in a two step transaction in which all Dover stockholders (other than the Trust and those joining the Trust in taking Dover private) would receive $24.50, in cash, for each share of Dover Common Stock that they own (the "January Offer"). A copy of this letter is attached hereto as Exhibit A. In attendance at this meeting were all four members of the Board of Directors (Messrs. Frederick Weissberg, Arnold Addison, John

Gilbert and Will C. Wood), Mr. Britt Evans, Ms. Erika Kleczek, Principal Financial Officer of Dover, and a representative of Orrick.

        During the January 27, 2004, meeting, the Dover Board of Directors formed a special committee consisting of Messrs. Addison, Gilbert and Wood, each of whom is neither employed by Dover or affiliated with the Trust (the "Special Committee"). The Board authorized and directed the Special Committee to review, evaluate, negotiate and recommend to the Board what action should be taken with respect to the January Offer, including advising the Board as to whether the January Offer was in the best interests of Dover and its stockholders (other than the Trust and those persons joining the Trust to take Dover private) and whether the Board should approve the January Offer and recommend that such stockholders accept the same. The Special Committee was also authorized to hire a financial advisor and legal counsel to provide the Special Committee with financial and legal advice in performing these tasks. The Special Committee was also authorized and directed to prepare any filings required to be made by Dover with the SEC in connection with the Offer.

        Later in the day on January 27, 2004, Mr. Frederick Weissberg called Mr. Robert Naify, a stockholder of Dover. Mr. Weissberg informed Mr. Naify of the January Offer and invited Mr. Naify to join the Trust in taking Dover private. Mr. Naify declined and advised Mr. Weissberg that he would like to sell his shares in the transaction contemplated by the January Offer.

        Following the January 27, 2004, announcement of the January Offer, two putative class action lawsuits were filed by stockholders of Dover against Dover, the members of the Board of Directors, the Trust and Mr. Lawrence Weissberg in the Delaware Court of Chancery. The complaints in both Chiarenza v. Dover Investments Corporation et. al, filed in the Delaware Court of Chancery on February 3, 2004 (the "Chiarenza Litigation"), and Raider v. Frederick M. Weissberg et. al, filed in the Delaware Court of Chancery on May 20, 2004 (the "Raider Litigation" and, together with the Chiarenza Litigation, the "Stockholder Litigation"), which are purported to be brought on behalf of all of the stockholders excluding the defendants and their affiliates, generally allege (i) breaches of fiduciary duty by the defendants and (ii) that the defendants, in connection with the Trust's January Offer, are pursuing a course of conduct designed to eliminate the public stockholders of Dover in violation of the laws of the State of Delaware. The defendants believes that the complaints' allegations are without merit and intend to vigorously defend themselves against these lawsuits. Likewise, in filings submitted to the SEC, Dover has denied the allegations' merit and expressed its intention to vigorously defend both lawsuits. For further information on the Stockholder Litigation, see "The Tender Offer—Section 14. Certain Legal Matters."

        On February 9, 2004, Mr. Britt Evans and the Trust entered into a consulting agreement under which Mr. Evans agreed to provide advice and recommendations to the Trust with respect to the proposal to take Dover private and to provide assistance in negotiating the transaction and the terms of thereof. A copy of this agreement has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. Mr. Evans is one of the Continuing Stockholders. See "—Transactions and Arrangements Concerning the Shares."

        On February 19, 2004, the Special Committee convened a meeting at Dover's offices. In attendance were the members of the Special Committee, representatives of Houlihan Lokey Howard & Zukin, financial advisor to the Special Committee ("Houlihan"), a representative of Morrison & Foerster LLP, counsel to the Special Committee ("Morrison"), Mr. Frederick Weissberg, Mr. Britt Evans, Ms. Kleczek and a representative of Orrick. The purpose of this meeting was to discuss the due diligence work which would be undertaken by Houlihan.

        On or about February 26, 2004, Messrs. Weissberg and Evans telephoned Mr. Van der Porten to inform him of the January Offer and invite him to ask any related questions. Mr. Van der Porten informed Messrs. Weissberg and Evans that he was aware of the January Offer and that he intended to consider it. He also indicated that, in principle, Leeward was supportive of a going private transaction, but that Leeward's willingness to sell its shares in any such transaction would be predicated on the offering price being one that Leeward could support and that Leeward would await the outcome of the Special Committee's evaluation of the January Offer.

        On February 27, 2004, representatives of Houlihan met with Messrs. Frederick Weissberg and Evans in Tracy, California, in order to tour Dover's operations and projects. The purpose of the meeting and tour was for Messrs. Weissberg and Evans to provide information concerning past and current development projects of Dover in order to aid Houlihan in its advice to the Special Committee. Representatives of Houlihan participating in the tour received, among other things, information regarding the division of expenses and profits between Dover and other participants in the ventures that develop Dover's projects. There was no discussion of the January Offer.

        On April 1, 2004, Mr. Frederick Weissberg and Special Committee member Mr. Gilbert convened a meeting at Dover's offices in order to discuss the Special Committee's meeting on March 23, 2004, with Mr. Von der Porten. In this meeting, Mr. Gilbert confirmed to Mr. Weissberg that Mr. Von der Porten had an interest in selling the Dover Common Stock under his control if he received an offer on terms and conditions that he considered fair, but that Mr. Von de Porten was unwilling to accept the pending offer of $24.50 per share.

        On April 6, 2004, Mr. Frederick Weissberg, Mr. Evans and Mr. Gilbert met at Dover's offices to discuss the $24.50 per Share price of the January Offer. Mr. Gilbert advised that the Special Committee likely would oppose the January Offer due to the $24.50 per Share price offered.

        On April 10, 2004, Mr. Frederick Weissberg, Mr. Evans, Mr. Wood and Mr. Gilbert met at a restaurant in San Mateo, California, and discussed a possible increase in the per share price to be offered by the Trust in the proposed going private transaction. Messrs. Weissberg and Evans explained to Mr. Gilbert that the pending Chiarenza Litigation negatively affected the Trust's willingness to increase the per share price that the Trust was willing to pay to take Dover private.

        On April 12, 2004, Mr. Frederick Weissberg and Mr. Gilbert spoke by telephone. Mr. Weissberg informed Mr. Gilbert that, subject to settlement of the Chiarenza Litigation on terms acceptable to the Trust, the Trust was willing to increase the per Share price of the January Offer to $30.10 per Share (the "April Offer").

        On April 16, 2004, Mr. Frederick Weissberg, Mr. Evans and Mr. Gilbert met at Dover's offices to discuss the January Offer and the April Offer. Mr. Gilbert reported that no offers of less that $30.00 per Share, in cash, would be considered by the Special Committee and that he had met with Mr. Von der Porten who reacted negatively to the $30.10 per Share price in the April Offer. Mr. Weisberg reported that any offer price greater than $24.50 per Share was dependent on satisfactory resolution of the Chiarenza Litigation.

        On April 29, 2004, Mr. Frederick Weissberg and Mr. Gilbert held a brief meeting at Dover's offices to discuss the status of the Chiarenza Litigation and discussions which counsel to the Special Committee had held with counsel for the plaintiff in the Chiarenza Litigation.

        On May 13, 2004, Mr. Frederick Weissberg, Mr. Evans and Mr. Gilbert met at Dover's offices to discuss the status of the April Offer and the Chiarenza Litigation. Mr. Frederick Weissberg reported that the Trust was willing to increase the per Share price to $31.00 if the Stockholder Litigation could be settled.

        On June 21, 2004, Mr. Frederick Weissberg, Mr. Evans, Mr. Wood and Mr. Gilbert held a meeting at Dover's offices to discuss the status of the Stockholder Litigation and the potential settlement costs. Mr. Gilbert informed Messrs. Weissberg and Evans that the Special Committee had preliminarily decided to take a neutral position on the April Offer.

        On June 29, 2004, Mr. Frederick Weissberg, Mr. Evans and Mr. Gilbert held a brief meeting at Dover's offices to discuss the status of the Chiarenza Litigation and the recently filed Raider Litigation and the impasse in reaching a settlement in the Raider Litigation.

        On July 6 and 7, 2004, Mr. Frederick Weissberg, Mr. Evans and Mr. Gilbert held a series of telephonic conferences to discuss the status of the Stockholder Litigation and Mr. Gilbert informed Messrs. Weissberg and Evans that Mr. Raider had refused to settle the Raider Litigation and that Dover had received the following letter from Mr. Raider:

818 Laurelwood Drive
San Mateo, California 94403
(650) 349-6813
July 2, 2004

Mr. John Gilbert
Director and Chairman, Special Committee of Directors
Dover Investments Corporation
San Francisco, California

Dear John:

        Many thanks for your initiative in setting up our meeting yesterday. I appreciate your continuing efforts on behalf of the minority shareholders of Dover Investments ("Dover" or the "Company").

        As I understand the situation from you, the special committee of Dover directors ("Special Committee") of which you are the chairman has received an analysis from its investment advisor, Houlihan Lokey. The substance of Houlihan Lokey's opinion, now some months old, is that the value of Dover is within the range of $45 million to $50 million, which equates to an indicated per share value of approximately $34 to $38. I also understand that you personally disagree with at least two of the discounts from book value (one for the high-priced home in Atherton and the other for the Tracy industrial development) which Houlihan Lokey used in arriving at this valuation.

        I further understand that the Weissberg family has recently expressed a willingness to pay $31 per share for all shares held by minority shareholders of Dover, provided that the two shareholder lawsuits which have been brought against Dover and its directors (one of them by me) are dropped. In addition, you advised me that the Special Committee would like shareholders to have the opportunity to consider the $31 per share offer, even though the Committee will not endorse the offer, will not provide a fairness opinion, and does not believe that $31 represents the per share intrinsic value of the Company.

        While I acknowledge the sincerity of your appeal to me to drop my lawsuit against Dover and its directors, I decline to do so. In my view, a controlling shareholder has a legal and moral obligation to maximize value for all shareholders rather than to extract value for himself at the expense of minority shareholders. All those involved (the Weissberg family, the Special Committee, the Special Committee's financial advisor, Dover's largest outside shareholder, and the plaintiff shareholders) are unanimous in the conviction that $31/share does not reflect the intrinsic value of Dover. Therefore, it seems obvious that it is not in the best interest of a concerned minority shareholder to facilitate an offer at that price. Still less is such facilitation the proper function of Dover's Board of Directors.

        Instead, the Board and the Special Committee should focus their attention on an effort to maximize value for Dover's shareholders. I therefore reiterate my suggestion to you that the Special Committee do the following: (1) reject the Weissberg family's offer as inadequate; and (2) initiate a self-tender for Dover's shares by the Company at a price which the Special Committee believes is fully reflective of Dover's intrinsic value, to the extent feasible from Dover's current resources. For example, if Dover has cash on hand of $25 million and the Special Committee believes that the intrinsic value of Dover is equal to $38 per share, the Company should self-tender for 650,000 shares at $38. I note that the Company could easily afford such a tender, that such a tender would not require a shareholder vote or the support of the Company's majority shareholder, and that such a tender would permit all minority holders to sell their shares, if they so choose, at a price considerably in excess of the price offered by the Weissberg family. (This assumes of course, that the Weissberg family is not a seller at $38/share, which assumption is consistent with the Weissberg family's historic assertion that Dover is not for sale and that the family is not a seller of Dover shares.)

        If my assumption is incorrect, i.e., if the Weissberg family is, in fact, interested in selling Dover, another good option would be to seek the sale of Dover to a third party. As you know, the residential development industry is in the midst of a long-term and continuing consolidation. Given the high quality of Dover's balance sheet and assets, I am sure that a professional effort to sell the company would produce a premium price, one which would benefit all shareholders, both majority and minority.

        Thank you again for your time and efforts on behalf of the minority shareholders of Dover.

  Sincerely,

/s/ Daniel Raider Daniel Raider

During the telephone conferences, Mr. Weissberg informed Mr. Gilbert that the Trust disagreed with the assertions made in the Chiarenza complaint and Mr. Raider's letter of July 2, 2004, and that the Trust would consider proceeding with its proposed transaction notwithstanding nonsettlement of the Raider Litigation if the Chiarenza Litigation could be settled on favorable terms.

        On July 14, 2004, Mr. Frederick Weissberg and Mr. Gilbert held a brief telephone conference in which Mr. Gilbert reported that the most recent offer to settle the Chiarenza Litigation had been rejected.

        On July 15, 2004, Mr. Frederick Weissberg and Mr. Gilbert held a brief telephone conference in which Mr. Weissberg proposed that, in light of the risks related to continuation of the Stockholder Litigation, the Trust's previous offer of $31.00 per Share be revised to a lower per Share price in order to reflect the potential costs and risks to the Trust and Dover involved in defending the Stockholder Litigation.

        On July 22, 2004, Mr. Frederick Weissberg and Mr. Gilbert held a brief telephone conference in which Mr. Weissberg reported that the Trust was interested in proceeding with an offer at a price of $30.50 per Share.

        On August 6, 2004, Dover's Board of Directors held a regularly scheduled meeting in which the Trust delivered a revised offer letter describing the Trust's proposal to take Dover private in a two step transaction in which all stockholders of Dover (other than the Continuing Stockholders) would receive $30.50, in cash, for each share of Dover Common Stock that they own. A copy of this letter is attached hereto as Exhibit B.

        On August 27, 2004, a representative of Orrick furnished a draft agreement to counsel for Leeward Capital, Leeward Investments and Mr. Von der Porten and conveyed the Trust's request that Leeward Capital, Leeward Investments and Mr. Von der Porten execute such an agreement prior to the commencement of the Offer by the Purchaser. This draft contemplated that Leeward Capital would agree to tender into the Offer all Shares beneficially owned by it.

        On August 31, 2004, the Special Committee convened a meeting at Houlihan's offices. In attendance were the members of the Special Committee, representatives of Houlihan, financial advisor to the Special Committee, and representatives of Morrison. The purpose of this meeting was to discuss the August 6, 2004 offer and to hear the report of Houlihan with respect to the Offer Price. The

Special Committee voted unanimously to take a neutral position with respect to the Offer and the Merger.

        On September 10, 2004, Mr. Frederick Weissberg telephoned Mr. Gilbert to discuss Mr. Von der Porten's willingness to tender into the Offer Shares under the control of Mr. Von der Porten, Leeward Capital and Leeward Investments. Mr. Weissberg informed Mr. Gilbert that the Trust desired that Mr. Von der Porten, Leeward Capital and Leeward Investments enter into an agreement with the Purchaser to tender to the Purchaser such Shares. Mr. Gilbert subsequently spoke with Mr. Von der Porten and then called Mr. Weissberg to inform him that Mr. Von der Porten had indicated that, subject to reviewing the final tender offer documents and to negotiation with the Trust of a mutually acceptable tender agreement, he was inclined to entertain the Trust's request that he, Leeward Capital and Leeward Investments contractually commit to tender their Shares into the Offer. Later on September 10, 2004, a representative of Orrick spoke with an attorney representing Mr. Von der Porten, Leeward Capital and Leeward Investments and expressed to the attorney the Trust's desire that a tender agreement be worked out among the Purchaser, Mr. Von der Porten, Leeward Capital and Leeward Investments. The Orrick representative also explained to the attorney that the Purchaser was unwilling to proceed with the Offer unless Mr. Von der Porten, Leeward Capital and Leeward Investments contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer. Over the next several days, counsel for the Trust and counsel for Mr. Von de Porten, Leeward Capital and Leeward Investments negotiated on behalf of their clients a definitive tender agreement, which agreement was signed on the day before the commencement of the Offer. See "—Transactions and Arrangements Concerning the Shares."

        On September 13, 2004, Mr. Frederick Weissberg called Mr. Naify. Mr. Naify advised Mr. Weissberg that he intended to tender into the Offer all shares of Dover Common Stock under his control. According to Dover's transfer agent, as of the date of this Offer to Purchase, Mr. Naify beneficially owns 54,497 shares of Class A Stock and 23,330 shares of Class B Stock, representing approximately 5.42% of the Class A Stock and approximately 7.50% of the Class B Stock outstanding as of such date.

Purpose and Structure of the Offer and the Merger, Reasons of the Trust, the Purchaser and Mr. Frederick Weissberg for the Offer and the Merger

        The Trust, the Purchaser and Mr. Frederick Weissberg believe that ownership of the Dover Common Stock is an attractive investment. Accordingly, the purpose of the Offer and the Merger is for the Purchaser to acquire beneficial ownership of the outstanding Dover Common Stock that it does not own. In addition, the Offer and the Merger enable (a) the Trust to increase its equity ownership position in Dover at a price which is attractive to the Trust and believed by the Trust to be attractive to the Unaffiliated Stockholders, (b) Dover to avoid the fees, costs and devotion of management time required to maintain itself as a public reporting company, and (c) the other Continuing Stockholders, who were invited by the Trust to contribute their Dover Common Stock to the Purchaser in exchange for equity in the Purchaser, to retain a minority equity interest in Dover following the Merger.

        The acquisition of Shares not owned by the Purchaser has been structured as a cash tender offer followed by a cash short-form merger in order to effect a prompt and orderly transfer of ownership of Shares from the public Stockholders to the Purchaser and provide the public stockholders with cash for all of their Shares as promptly and efficiently as practicable. The Offer also is intended to enable the Purchaser to acquire beneficial ownership of at least 95% of each class of the issued and outstanding Shares (after giving effect to the successful completion of the Offer by the Purchaser and the Purchaser's receipt of Shares from the Continuing Stockholders pursuant to subscription agreements entered into between the Purchaser and the Continuing Stockholders (the "Subscription Agreements")).

        Once the Purchaser beneficially owns at least 95% of each class of the issued and outstanding Shares, the Purchaser intends to effect a short-form merger of the Purchaser with and into Dover as soon as practicable after completion of the Offer, unless it is prevented from doing so by a court or other legal requirement. By attaining an ownership level of at least 90% of each class of the issued and outstanding Shares, the Purchaser would be able to effect the Merger without a vote of, or prior notice to, Dover's stockholders or Board of Directors. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Purchaser or any stockholder of Dover who is entitled to and who properly exercises appraisal rights under Delaware law) would be converted into the right to receive the same amount of cash consideration per Share paid by the Purchaser in the Offer. Upon the consummation of the Merger, Dover would become a private company owned solely by the Continuing Stockholders.

        In connection with the organization of the Purchaser, each of the Continuing Stockholders, pursuant to a Subscription Agreement, contributed their shares of Dover Common Stock to the Purchaser in exchange for equivalent equity interests in the Purchaser in order to ensure that that the Purchaser beneficially owns, following consummation of the Offer, at least 95% of each class of the issued and outstanding Shares. For a more detailed description of the Subscription Agreements, see "—Transactions and Arrangements Concerning the Shares."

        The Purchaser has entered into an agreement with Leeward Capital, Leeward Investments and Mr. Von der Porten, who have advised the Purchaser that, as of September 22, 2004, they collectively beneficially owned 105,210 shares of Class A Stock and 750 shares of Class B Stock, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date, in which they have contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer. The Purchaser sought this agreement because the failure by Leeward Capital, Leeward Investments and Mr. Von der Porten to tender into the Offer the Class A Stock under their control would prevent the Purchaser from obtaining beneficial ownership of at least 90% of the outstanding Class A Stock and, therefore, also prevent the Purchaser from effecting a short-form merger with and into Dover.

        The Trust, the Purchaser and Mr. Frederick Weissberg believe that a cash tender offer for the Shares followed by a cash short-form merger is the best method for taking Dover private. The Trust chose a path consistent with recent legal precedents which establish that a controlling stockholder making a non-coercive tender offer to acquire shares directly from minority stockholders as well as a controlling stockholder causing a short-form merger need not satisfy the legal requirements that the Delaware courts have imposed on controlling stockholders in other circumstances, including a single step merger transaction, under the entire fairness standard. Once the Trust determined to take Dover private, the Trust wanted to pursue the most efficient course and believed that offering to buy the Shares directly from other Dover stockholders would result in an expedited and fair process. In addition, the Trust believes that making a tender offer directly to Dover's stockholders will be significantly faster, and entail significantly less cost to the Trust and to Dover, than making a proposal for consideration by Dover's Special Committee and negotiating a merger agreement with the Special Committee. In contrast, the Trust believed that a single step merger transaction would require a long lead time to negotiate and consummate and result in the Trust and Dover incurring relatively greater expense.

        In addition, the Trust desired an opportunity to make an offer directly to the public stockholders of Dover, an offer in which such stockholders could voluntarily decide whether to sell their Shares to the Purchaser at a price established, and in a transaction structured by, the Trust without regard to the duty of entire fairness. In this regard, the Trust believed that a transaction structured consistently with the duty of entire fairness (such as a one step merger transaction) could result in the public stockholders receiving a purchase price for their Shares higher than the Offer Price. The Trust, however, was (and remains) unwilling to acquire Shares from the public stockholders at a price in excess of the Offer Price. Nevertheless, the Trust believed that the public stockholders are capable of evaluating the Offer and therefore should have a chance to decide for themselves whether to accept the Offer even if the Offer Price differs from that which might be paid in a transaction structured consistently with the duty of entire fairness.

        The Trust also believed that the costs incurred by Dover to maintain itself as a public reporting company, including filing reports under the Exchange Act, providing annual reports and proxy statements to Dover stockholders, audit and legal fees and outside board member fees (estimated, in the aggregate, at between $90,000 - $120,000 per year) are not justified given the size of Dover, the thin trading market for the Dover Common Stock and the lack of any following of Dover by research analysts. The Trust also expects that if Dover were to continue as a public reporting company, its costs to maintain itself as such will continue to increase over time, especially in light of the fact that it may be required to file its 2004 annual results on Form 10-K rather than Form 10-KSB. Moreover, recent changes required by the Sarbanes-Oxley Act of 2002 have increased and will continue to increase the burdens on management with respect to reporting company compliance and have increased the chief executive officer's and the principal financial officer's potential contingent liabilities for securities law compliance problems in ways that would not be required of a private company. The Trust believes these resources can be deployed more effectively in the business operations of Dover as a private company. Specifically, as a private company, Dover would not incur the continuing significant audit, legal and personnel costs and fees in order to maintain itself as a public reporting company. Also, Dover's management would not be required to continue to devote the significant time required to comply with public reporting obligations.

Position of the Trust, the Purchaser and Mr. Frederick Weissberg Regarding Fairness of the Offer and the Merger

        The rules of the SEC require the Trust, the Purchaser and Mr. Frederick Weissberg to express their beliefs as to the fairness of the Offer and the Merger to the stockholders of Dover who are not affiliated with the Trust and the Purchaser. The Trust, the Purchaser and Mr. Frederick Weissberg believe that the Offer and the Merger are both financially and procedurally fair under the circumstances to the Unaffiliated Stockholders. The Trust, the Purchaser and Mr. Frederick Weissberg base their beliefs on the following factors and circumstances, each of which, in their judgment, support their views as to such fairness of the Offer and the Merger:

          (i)  The Trust has no interest in selling the shares of Dover Common Stock held by the Trust and, for this reason, has in the past rejected, and presently intends to reject in the future, acquisition proposals made by third parties. As a result, the Unaffiliated Stockholders should not expect to sell their Shares in the foreseeable future in a transaction involving a sale of Dover or one in which such stockholders might receive a "control premium' for their Shares.

         (ii)  The Offer and the Merger will provide cash consideration to, and immediate liquidity for, Unaffiliated Stockholders whose ability to sell their Shares is adversely affected by the general lack of liquidity for the Shares due to the relatively small number of holders of Dover Common Stock and limited trading volume.

        (iii)  Dover has not paid cash dividends on the Dover Common Stock since 1989 and has no present plans of resuming dividend payments if the Offer and the Merger are not completed.

        (iv)  Each Unaffiliated Stockholder will be able to decide voluntarily whether or not to tender such stockholder's Shares in the Offer. If a substantial number of Unaffiliated Stockholders fail to support the Offer by tendering their Shares, the Offer will not be completed. Specifically, the Majority of the Minority Condition will not be satisfied unless a majority of the holders of the outstanding shares of Class A Stock and a majority of the holders of outstanding shares of Class B Stock (in each case excluding Shares beneficially owned by the Purchaser, the directors and officers of Dover, their affiliates and the spouse of Mr. Lawrence Weissberg) tender their Shares in the Offer. The Purchaser believes that acceptance of the Offer by such a large proportion of the Unaffiliated Stockholders would provide meaningful procedural protection to all such stockholders. The Majority of the Minority Condition will not be waived by the Purchaser.

         (v)  If the Offer is consummated, the Purchaser will effect the Merger as soon as practicable after completion of the Offer, unless it is prevented from doing so by a court or other legal requirement. Unaffiliated Stockholders who elected not to tender their Shares in the Offer would receive in the Merger exactly the same type and amount of consideration as that received by stockholders who sold their Shares in the Offer (other than stockholders who elect appraisal rights under Delaware law).

        (vi)  If the Merger is consummated, Unaffiliated Stockholders who elected not to tender their Shares in the Offer or accept the consideration payable in the Merger would be entitled, at their election and subject to compliance with various statutory procedures, to have the fair value of their Shares determined by the Court of Chancery of the State of Delaware and paid to them in cash pursuant to the appraisal rights set forth in Section 262 of the DGCL.

       (vii)  The Offer Price represents a substantial premium compared to the range of daily low bid quotations reported by the over-the-counter bulletin board with respect to each of the Class A Stock and the Class B Stock during the two full calendar years before the January Offer was publicly announced on January 27, 2004 (i.e., 2002 and 2003). In addition, the Offer Price is equal to or higher than the range of daily high ask and low bid quotations reported by the over-the-counter bulletin board since January 27, 2004 through the date of this Offer to Purchase. In considering these circumstances, the Trust, the Purchaser and Mr. Weissberg were aware that no established public trading market exists for the Dover Common Stock. In addition, shares of the Dover Common Stock are neither listed on any national securities exchange nor traded on any public stock exchange. Further, due to the relatively small number of holders of Dover Common Stock, trading is infrequent and the liquidity of the Dover Common Stock is limited. Accordingly, the Trust, the Purchaser and Mr. Weissberg believe that quotations for shares of Dover Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares.

      (viii)  The Offer and the Merger would shift the risk of the future financial performance of Dover from the Unaffiliated Stockholders, who do not have the power to control decisions made as to Dover's business, entirely to the Continuing Stockholders, who will have the power to control Dover's business.

        (ix)  Leeward Capital, Leeward Investments and Mr. Von der Porten, who have informed the Purchaser that they collectively beneficially owned 105,210 shares of Class A Stock and 750 shares of Class B Stock as of September 22, 2004, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date, have contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer.

         (x)  Another major Unaffiliated Stockholder (Robert Naify) has advised the Trust that he intends to tender all of the Dover Common Stock under his control in the Offer. According to Dover's transfer agent, as of the date of this Offer to Purchase, Mr. Naify beneficially owns and will tender approximately 5.42% of the Class A Stock and approximately 7.50% of the Class B Stock.

        The Trust, the Purchaser and Mr. Frederick Weissberg considered each of the foregoing factors (i-x) to support their determinations as to the financial and procedural fairness under the circumstances of the Offer and the Merger to the unaffiliated holders of Dover Common Stock. The Trust, the Purchaser and Mr. Frederick Weissberg did not consider any other material factors in arriving at their beliefs as to such fairness.

        Neither the Trust, the Purchaser nor Mr. Frederick Weissberg has performed, or engaged a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the Offer or the Merger to the unaffiliated holders of Dover Common Stock or establishing the Offer

Price. In January 2004, the trustees of the Trust by resolution delegated to Mr. Frederick Weissberg the authority to determine the terms of the January Offer, including the $24.50 per Share price included in the January Offer. Mr. Frederick Weissberg established this price by adding an arbitrarily selected premium to the average closing bid quotations as reported by the over-the-counter bulletin board for each of the Dover Class A Stock and the Dover Class B Stock for the period from July 1, 2003 through January 16, 2004. In arriving at this price, Mr. Weissberg desired to determine a price which, in his opinion, was both attractive to the Trust and attractive to the Unaffiliated Stockholders. In August 2004, Mr. Frederick Weissberg recommended that the trustees of the Trust approve (and they subsequently approved) the Offer Price of $30.50 per Share in light of the several discussions that Mr. Weissberg had with Mr. Gilbert over the months since January 2004. Although Mr. Frederick Weissberg had proposed a $31 per Share price during his discussions with Mr. Gilbert, he decided to lower this price by $.50 per Share once efforts to settle the Stockholder Litigation failed and he determined, after consulting with the other trustees of the Trust, that the Trust nevertheless would proceed with the proposal and therefore might incur (together with Dover) significant expenses as a result of this litigation.

        In light of the fact that the Trust has been unwilling to sell its Dover Shares to a third party, the Trust, the Purchaser and Mr. Frederick Weissberg did not consider a possible sale to a third party as an alternative to the Offer and the Merger. Accordingly, they did not evaluate the prices potentially attainable in other transactions in which they would sell control of Dover. Although the Trust and Mr. Frederick Weissberg were aware of the expressions of interest submitted to Dover by both Mr. Von der Porten and CIF as described above under "—Background of this Offer," for the same reason they did not consider these submissions as relevant in establishing the Offer Price.

        Neither the Continuing Stockholders nor the Purchaser made any purchases of Dover Common Stock during the last two years and, therefore, did not compare the Offer Price to any recent prices paid by them for Dover Common Stock. In addition, none of the Trust, the Purchaser nor Mr. Frederick Weissberg is aware of any offer made during the last two years to acquire Dover, other than the expressions of interest submitted by Mr. Von der Porten and CIF as described above under "—Background of this Offer," and thus no comparison of the Offer Price could be made to any other comparable offer.

        None of the Trust, the Purchaser nor Mr. Frederick Weissberg considered Dover's net book value or liquidation value to be material to their beliefs regarding the financial and procedural fairness under the circumstances of the Offer and the Merger to the unaffiliated holders of Dover Common Stock. In their opinion, neither Dover's book value per Share nor Dover's liquidation value per Share accurately reflects the value of the Shares held by the Unaffiliated Stockholders, which Shares represent a minority interest that is generally illiquid due the relatively small number of holders of Dover Common Stock and the limited trading volume. The Trust, the Purchaser and Mr. Weissberg did not have access to any established liquidation valuation for Dover and, for the reasons expressed above, they did not consider performing a liquidation analysis of Dover.

        In structuring the Offer and the Merger, the Trust desired to follow recent legal precedents that have established that a controlling stockholder making a non-coercive tender offer to acquire shares directly from minority stockholders as well as a controlling stockholder causing a short-form merger need not satisfy the "entire fairness" standard applicable to certain types of going private transactions under Delaware law. According to these precedents, where a non-coercive tender offer is made, the decision whether to tender should be left up to the stockholders regardless of the price offered by the controlling stockholder so long as all material information is disclosed to stockholders, the offer is conditioned upon tenders being made by the holders of a majority of the stock held by unaffiliated stockholders and the controlling stockholder commits to promptly complete a second step short-form merger in which the remaining stockholders who do not perfect appraisal rights receive the same consideration as that paid for shares tendered in the offer. Given this precedent and since the Offer and the Merger have not been structured in order to satisfy the duty of entire fairness which might apply in a transaction structured differently than the Offer and the Merger, none of the Trust, the Purchaser nor Mr. Frederick Weissberg have a view as to whether the Offer or the Merger in fact satisfies this duty.

        None of the Trust, the Purchaser nor Mr. Weissberg has asked the Dover Board of Directors to approve the Offer. Neither the Offer nor the Merger are conditioned on the approval of Dover's Board of Directors or any committee of the Board. As described above under "—Background of this Offer," Dover's Board has established a Special Committee of independent directors to consider and recommend to the full Board the actions it should take in connection with the Offer, including a recommendation with respect to the position, if any, that the full Board should take in connection with the solicitation/recommendation statement required to be filed on Schedule 14D-9 by Dover. Dover, based on the unanimous determination of the Special Committee, has taken a neutral position with respect to the Offer and the Merger and has taken no position as to whether the Offer and the Merger are fair to, and in the best interests of, the Unaffiliated Stockholders. See "—Position of Dover Regarding Fairness of the Offer and the Merger."

        Each of the individual members of the Special Committee has informed the Trust that they intend to tender any Shares they own in the Offer. They further have entered into an agreement with Dover to cancel options (to the extent such options have vested prior to the consummation of the Offer) to purchase Shares in exchange for cash equal to $30.50 per Share less the applicable option exercise price. See "—Transactions and Arrangements Concerning the Shares."

        The foregoing discussion of the information and factors considered and given weight by the Trust, the Purchaser and Mr. Frederick Weissberg is not intended to be exhaustive but is believed to include all material factors considered by the Trust, the Purchaser and Mr. Frederick Weissberg.

        The Trust's, the Purchaser's and Mr. Frederick Weissberg's views as to the fairness of the Offer and the Merger to Dover stockholders as expressed herein should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder's Shares in the Offer.

Position of Dover Regarding Fairness of the Offer and the Merger

        The rules of the SEC require Dover to express its beliefs as to the fairness of the Offer and the Merger to stockholders of Dover who are not affiliated with the Trust and the Purchaser. On August 31, 2004, the Special Committee met to discuss the Offer and to review drafts of this Offer to Purchase and other offer-related documents. The Special Committee voted unanimously to take a neutral position with respect to the Offer and the Merger. The Special Committee took no position as to whether the Offer and the Merger are fair to, and in the best interests of, the Unaffiliated Stockholders and did not make a recommendation as to whether they should accept the Offer and tender their Shares pursuant to the Offer. Dover has provided its statement of belief in its Schedule 14D-9, dated the date hereof, which has been mailed to stockholders herewith. The Schedule 14D-9 also contains other important information and the Purchaser recommends that holders of Dover Common Stock review it carefully.

The Merger, Plans for Dover After the Offer and the Merger, Certain Effects of the Offer

        If the Offer is successfully completed, the Purchaser would then own at least 95% of each class of the outstanding Shares and the Continuing Stockholders intend to cause the Purchaser, promptly thereafter, to merge with and into Dover through a short-form merger in accordance with the applicable provisions of the DGCL without a vote of the stockholders of Dover. The Merger is currently expected to occur as soon as possible after completion of the Offer. After the Merger, Dover would be owned exclusively by the Continuing Stockholders. Under the DGCL, if the Purchaser owns at least 90% of each class of the outstanding Shares, the Purchaser would have the power to consummate the Merger without a vote of or prior notice to Dover's stockholders or Board of Directors.

        As a result of the Merger, trading in the Dover Common Stock on the over-the-counter bulletin board maintained by Nasdaq will cease, there will no longer be price quotations for the Dover Common Stock and the registration of Dover Common Stock under Exchange Act will be terminated.

        In the unlikely event that the Purchaser purchases all the tendered Shares but is prevented from consummating the Merger by a court or other legal requirement, there may be so few remaining stockholders and publicly held shares of Dover Common Stock that no price quotations for shares of Dover Common Stock will be available and Dover may cease making filings with the SEC or otherwise cease being required to comply with SEC rules governing publicly held companies.

        Except as otherwise described in this Offer to Purchase, none of the Trust, the Purchaser nor Mr. Frederick Weissberg has any current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Dover; (ii) any purchase, sale or transfer of a material amount of assets of Dover; (iii) any material change in Dover's present dividend rate or policy; (iv) any change in the management of Dover (other than Trust's intention to appoint a Board of Directors comprised solely of the trustees of the Trust after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Dover's corporate structure or business.

        In connection with the Offer and the Merger, the Purchaser expects to review Dover and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to improve the business and operations of Dover. The Purchaser expressly reserves the right to make any changes as to Dover that it deems necessary or appropriate in light of its review or in light of future developments.

        As a result of the Offer, the direct and indirect interest of the Purchaser in Dover's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, the Continuing Stockholders' indirect interest in such items will increase to 100% and the Continuing Stockholders will be entitled to all benefits resulting from that interest, including all income generated by Dover's operations and any future increase in Dover's value. Similarly, a detriment to the Continuing Stockholders is that they will also bear all the risk of losses generated by Dover's operations and any decrease in the value of Dover after the Merger.

        The benefit of the Offer to holders of Dover Common Stock (other than the Purchaser) is the right to receive $30.50 per Share, in cash, for their Shares. Former stockholders also will not face the risk of losses generated by Dover's operations or decline in the value of Dover after the Merger. The detriments are that such holders will cease to participate in future earnings and growth, if any, of Dover and will not have any right to vote on corporate matters. Another detriment is that the receipt of the payment for their Shares will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per Share will be equal to the difference between $30.50 and the holder's stock basis per share in the Dover Common Stock. If a holder holds Dover Common Stock as a capital asset, the gain or loss from the Offer will be a capital gain or loss. The gain or loss will be long term if the holder's holding period is more than one year. See "The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences."

Conduct of Dover's Business if the Offer is Not Completed

        If the Offer is not completed because the Majority of the Minority Condition is not satisfied, or the Minimum Condition or another condition is not satisfied or waived, the Trust and the Purchaser expect that Dover's current management will continue to operate Dover's business substantially as presently operated. However, the Trust and the Purchaser anticipate that if the Offer is not completed, the Trust will re-evaluate the role of Dover within the overall investment strategy being pursued by the Trust. In particular, the Trust and the Purchaser may consider:

  •
  engaging in open market or privately negotiated purchases of Shares to increase the Trust's or the Purchaser's aggregate beneficial ownership of each class of the Shares to at least 90% of the then, possibly, outstanding Shares of each class and then, possibly, effecting a short-form merger; or

  •
  keeping outstanding the public interest in Dover.

        If the Trust and the Purchaser were to pursue either of these alternatives, it might take considerably longer for the public stockholders of Dover to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of Dover that are more or less than or the same as the Offer Price.

Report of Houlihan Lokey Howard & Zukin

        The rules of the SEC require the Trust, the Purchaser and Mr. Frederick Weissberg to disclose whether or not Dover has received any report, opinion or appraisal from an outside party that is materially related to the Offer and the Merger. The Trust, the Purchaser and Mr. Frederick Weissberg are aware that the Special Committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to provide financial advisory services to the Special Committee, including a valuation of the Shares (the "Valuation Report"). Set forth below is an excerpt from the Schedule 14D-9 which purports to describe certain aspects of the work performed by Houlihan Lokey and the advice Houlihan Lokey provided to the Special Committee. None of the Trust, the Purchaser nor Mr. Weissberg assumes any responsibility for the accuracy or completeness of the following discussion, which has been copied verbatim from the Schedule 14D-9. (In the following discussion, the term "Company" means "Dover.")

*[Excerpted From the Schedule 14D-9]*

  Analyses by Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

  Valuation and Engagement Parameters

          The Special Committee retained Houlihan Lokey to provide financial advisory services to the Special Committee, including a valuation of the Company's Shares (the "Valuation Report").

          The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities, especially with respect to home builders, real estate investment trusts ("REITs") and other real estate-related companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

          As compensation to Houlihan Lokey for its services in connection with the valuation report, Dover agreed to pay Houlihan Lokey a customary fee for its services in addition to Houlihan Lokey's expenses in connection therewith. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Merger, any other related transaction, or the result of summary calculations contained in the Valuation Report. The Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.

          A copy of the Special Committee's discussion materials prepared by Houlihan Lokey, indicating the valuation derived from the market multiple approach and the sum of the parts approach, which set forth, among other things, assumptions made, matters considered and limitations on the review undertaken, are filed as Exhibit (c)(1). A copy of Houlihan Lokey's Discount for Lack of Marketability report, providing general information on studies regarding discounts for lack of marketability, and factors that affect such discounts, is filed as Exhibit (c)(2). A copy of Houlihan Lokey's Sensitivity Chart, containing calculations of value derived from the market multiple approach utilizing differing weightings of the EV/EBITDA, Price/Net Income and Price/Book value approaches is filed as Exhibit (c)(3).

          The Valuation Report, the Discount for Lack of Marketability Report and the Sensitivity Chart were each prepared at the request, and for the benefit and use, of the Special Committee in connection with their analysis of the Offer and does not constitute a recommendation to the Special Committee, Board of Directors or the stockholders as to the fairness of the Offer or any other aspect of the Offer. Houlihan Lokey makes no representation that any of the Valuation Report, the Discount for Lack of Marketability Report or the Sensitivity Chart are relevant or appropriate for the purposes of the Special Committee under the circumstances. Houlihan Lokey gives no advice as to whether the Company should engage in this or any other transaction, or whether any stockholders should tender their Shares.

          Houlihan Lokey did not, and was not requested by the Company or any other person to, solicit third party indications of interest in acquiring all or any part of the Company or to make any recommendations as to the form or amount of consideration in connection with the Offer. Other than as set forth in the Valuation Report, Houlihan Lokey did not perform an independent appraisal of the assets of the Company or its related joint ventures. Further, Houlihan Lokey did not negotiate the terms of the Offer or advise with respect to alternatives to the Offer.

          No limitations were imposed by the Company upon Houlihan Lokey with respect to its review or the procedures to be followed in preparing the Valuation Report. The Company and its management cooperated fully with Houlihan Lokey in connection with its review.

  Analyses

  In connection with the preparation of the Valuation Report, Houlihan Lokey, among other things, undertook the following:

1.
reviewed the Company's annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 2002 and 2003; and the Company's Form 10-QSB for the quarter ending June 30, 2004;

2.
met and/or spoke with certain members of the senior management of the Company and EFC (the venture partner) to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

3.
reviewed the historical market prices and trading volume for the Company's Class A and Class B Stock;

4.
reviewed the Company's board meeting minutes for the January 27, 2004 special meeting of the Board of Directors; and

5.
reviewed other publicly available financial data for certain companies that we deem comparable to the Company; and conducted such other studies, analyses and inquiries as we have deemed appropriate.

          In preparing the Valuation Report, Houlihan Lokey has relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of Dover was reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Company; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey Valuation Report; and that there were no facts or information regarding the Company that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of the Company.

          The preparation of a Valuation Report is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's Valuation Report.

          In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

          In arriving at its conclusions, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's Valuation Report is based on the business, economic, market and other conditions as they existed as of September 1, 2004, and on the financial information of the Company provided to Houlihan Lokey.

          The following is a summary of the material financial analyses used by Houlihan Lokey in connection with preparing the Valuation Report. This summary is qualified in its entirety by reference to the full Valuation Report, which is filed as Exhibit (c)(1) to this Schedule 14D-9. You are urged to read the full Valuation Report carefully and in its entirety.

    Valuation Methodologies Used By Houlihan Lokey

          Houlihan Lokey considered two valuation methodologies in the Valuation Report. The first methodology was the market multiple approach and the second was the sum of the parts approach.

    Market Multiple Approach

          Using publicly available information, Houlihan Lokey analyzed the implied multiples of publicly traded companies that it deemed comparable to the Company. Multiples were determined through an analysis of certain publicly traded companies, which were selected on the basis of operation and economic similarity with the principal business operations of the Company. A comparative risk analysis between the Company and the public companies formed the basis for the section of appropriate risk adjusted multiples for the Company. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparable companies are engaged.

          Houlihan Lokey compared enterprise value and equity value multiples of various selected companies that had attributes in common with the Company. Based upon these comparisons and other factors, such as individual financial and business performance parameters relative to the Company's and the extent to which the companies' businesses were comparable to the Company's, Houlihan Lokey utilized (1) multiples of book value, (2) latest 12 months' ("LTM") earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and (3) LTM net income, subject to certain adjustments.

          Houlihan Lokey selected multiples of 0.5-0.7 times book value, 7.5-8.5 times EBITDA, and 11.75-12.25 times earnings. The selected multiples were applied to the Company's June 30, 2004 book value (excluding cash), LTM EBITDA, and LTM net income, resulting in valuation indications that did not consider the Company's cash, and in the case of the P/E and price/book value approach, minority interest and debt. Houlihan Lokey gave equal weight to each of these three market multiple approaches (multiple of EBITDA, net income and book value).

          In order to arrive at an indication of the equity value of the Company, Houlihan Lokey adjusted the results of the calculations set forth above for the Company's June 30, 2004 cash balance of approximately $23.684 million, and added debt and minority interest to the P/E and price/book value indications in order to arrive at a range of EV for the Company of $52.897 million to $56.564 million. Having selected the EV range, this EV range was then adjusted by debt, minority interest, and other liabilities to conclude at an equity value of approximately $45.492 million to $49.159 million, or $33.62 to $36.33 per share based upon 1,353,057 shares outstanding.

    Sum of the Parts Methodology Approach

          The constituent aspects of the Company include a number of joint ventures with a partner for the homebuilding operations and development of residential and commercial land. The land and homebuilding joint ventures own the land and profits are split according to structures defined in the joint venture operating agreements between Dover and their Partner.

          The sum of the parts methodology involved separately valuing the constituent aspects of the Company using a variety of valuation metrics that are more typical to the homebuilding industry. These valuation metrics focus on the prices paid in comparable lot sales, the estimated costs of producing a home, and there estimated profit margins upon the sale of finished housing product. Accordingly, the valuation metrics used in this approach were determined though an analysis of comparable real estate transactions and book values, as set forth below.

          Houlihan Lokey considered the Company's material assets to be certain home building and real estate projects known as Glenbriar Estates, Corral Hollow, South Tracy Industrial Park, Woodview Estates, and Marymont LLC.

          Glenbriar Estates

          Houlihan Lokey noted that Glenbriar Estates is a homebuilding development in which the Company's interests are represented through two land joint ventures (Glenbriar Venture #2 and Glenbriar Joint Venture) and two homebuilding joint ventures (Meadowbrook Residences and Glenbrook Homes). Houlihan Lokey considered comparable lot sales to be an appropriate methodology to estimate the value of the lots held in the lot joint ventures, and therefore identified two transactions that involved lots in the same geographic area as Glenbriar Estates (Tracey, CA) that involved sales of more than 5 acres. The most recent of these comparable transactions was in 2003, and indicated that each lot was sold for approximately $132,700. Houlihan Lokey also considered that the Company's homebuilding joint ventures at Glenbriar estates had experienced average sales prices of $430,000. This sales price was adjusted for construction costs (estimated to be $50 to $55 per square foot), overhead, and a required return for the homebuilder (estimated at 18% to 22% of the sales price) to result in an implied lot value that ranged from $113,300 to $146,000, and a mean value per lot of $121,900 (for $50 per square foot construction costs) to $137,400 (for $55 per square foot construction costs). Based upon the comparable transactions and the implied lot value analyses set forth above, Houlihan Lokey utilized the average of these results, or $130,667 and the median of these results, or $132,701, to determine the value of the Company's interests in the lots at Glenbriar Estates.

          Houlihan Lokey considered the expected lot sales during the balance of 2004 (18 sales), and fiscal 2005 (71 sales) and 2006 (72 sales), and applied the aforementioned average and median value per lot to the number of lots expected to be sold in each period. Houlihan Lokey also considered that the 2004 proceeds from the lot sales would be subject to taxes, and adjusted accordingly. This analysis resulted in a total value of the Glenbriar Estates' lots (held across both Glenbriar Venture #2 and Glenbriar Joint Venture) of approximately $11.5 million to $11.7 million.

          Houlihan Lokey then estimated the value of the homebuilding operations associated with Glenbriar Estates. This analysis considered the expected home sales (as opposed to simply lot sales) and estimated the homebuilding profits associated with each home. Houlihan Lokey estimated that the Meadowbrook Residences would achieve average sales prices of $400,000, with builder profits of 15% to 20%, or $60,000 to $80,000 per house, and similarly Houlihan Lokey estimated that the Glenbrook Homes would achieve average sales prices of $425,000, with builder profits of 15% to 20%, or $63,750 to $85,000 per home. Multiplying the number of expected home sales by the aforementioned range of profits resulted in a total value of the Glenbriar Estates homebuilding operations of $7.6 to $9.4 million.

          Houlihan Lokey considered that the Company's interests in Glenbriar Estates is held through the four aforementioned joint ventures which govern the distribution of profits. Utilizing the estimated values of the lots and homebuilding operations (with such value attributable to the joint ventures based upon the number of lots or homesales), Houlihan Lokey estimated the value of the Company's interests in each of the joint ventures based upon each joint venture's terms. This analysis resulted in valuation indications for the Company's interests in the Glenbriar project (through its interests in the joint ventures) of approximately $11.9 million to $12.8 million.

          Corral Hollow Properties

          In its valuation estimate of the Company's interest in the Corral Hollow subdivision Houlihan Lokey considered that: (i) the Company purchased its interest in the Corral Hollow subdivision in the fourth quarter of 2003, (ii) such interest is not real property but rather an option to purchase real property, and (iii) the underlying property that is the subject of the option is subject to slow growth measures that could significantly delay any development. As such, Houlihan Lokey concluded that the Company's purchase price for the option to acquire the Corral Hollow subdivision, or $752,000, provides a reasonable estimate of the value of such asset.

          South Tracy Industrial Park

          Houlihan Lokey estimated the value of the South Tracy Industrial Park based upon both the book value approach and the comparable sales approach. Houlihan Lokey noted that the book value of the South Tracy Industrial Park is approximately $7.2 million. Houlihan Lokey also noted that comparable land sales in Tracy indicate an average and median price per acre of $96,307 and $97,844, respectively. Based upon the average and median price per acre exhibited by comparable sales applied to the 50 acres that constitute the South Tracy Industrial Park, Houlihan Lokey estimated a net value of the South Tracy Industrial Park to be approximately $2.6 million. Houlihan Lokey also considered that the comparable land sales do not include structures, such as the one that is developed at the South Tracy Industrial Park, and therefore Houlihan Lokey added the book value of the building to result in a comparable sale valuation indication of approximately $4.1 million. Accordingly, Houlihan Lokey concluded that the value of the Company's interest in the South Tracy Industrial Park is $4.1 million to $7.2 million.

          Woodview Estates

          Houlihan Lokey considered comparable lot sales to be an appropriate methodology to estimate the value of the 20 lots of Woodview Estates, and therefore identified two transactions since 2000 that involved lots in the same geographic area as Woodview Estates (Novato, CA). These comparable transactions indicated that each lot was sold for prices in the range of $122,222 to $146,260. Houlihan Lokey estimated that premium lots at Woodview Estates could be sold for $100,000 above such range, or $222,222 to $246,260. Based upon this comparable lot sale price range and the estimated premium lot sale price range, and considering taxes that are payable upon a sale, Houlihan Lokey estimated the value of the 14 regular and 6 premium lots of Woodview Estates to be $1.7 million to $1.9 million.

          Houlihan Lokey then estimated the value of the homebuilding operations associated with Woodview Estates. This analysis considered the expected home sales (as opposed to simply lot sales) and estimated the homebuilding profits associated with each home. Houlihan Lokey estimated that premium homes sold at Woodview Estates would achieve average sales prices that range from $850,000 to $1,250,000, with builder profits of 10%, or $85,000 to $125,000 per house, and similarly Houlihan Lokey estimated that the Woodview Estates premium homes would achieve average sales prices in the range of $1,000,000 to $1,300,000, with builder profits of 10%, or $100,000 to $130,000 per home. Multiplying the number of expected home sales by the aforementioned range of profits resulted in a total value of the Woodview Estates homebuilding operations of approximately $3.0 million to $4.4 million.

          Houlihan Lokey considered that the Company's interests in Woodview Estates is held through a joint venture which govern the distribution of profits. Utilizing the estimated values of the lots and homebuilding operations, Houlihan Lokey estimated the value of the Company's interests in the joint venture based upon the joint venture terms. This analysis resulted in valuation indications for the Company's interests in the Woodview Estate project of approximately $3.0 million. Houlihan Lokey also noted that the book value of the Company's interest in Woodview Estates is approximately $4.4 million, and therefore concluded in a range of value for the Company's interests in Woodview Estates of $3.0 to $4.4 million.

          Marymont, LLC

          Houlihan Lokey estimated the value of the Company's interest in the 9,600 square foot custom home that is the property of Marymont by utilizing the comparable sales method. Houlihan Lokey held discussions with local real estate agents in the Atherton, CA market who provided Houlihan Lokey with comparable sales data for 29 homes sold in 2003 in that market with prices in excess of $3 million. Such comparable sales data indicated that such homes sell for approximately $814 per square foot, and the largest of such homes (greater than 7,000 square feet) sold for approximately $738 per square foot. Houlihan Lokey applied such comparable sales data to the 9,600 square feet that exists in the home, resulting in an indication of value of approximately $7.1 to $7.8 million.

          Sum of the Parts Conclusion

          Based upon the aforementioned analyses of the Company's assets, and considering the Company's cash of approximately $23.7 million and deferred tax asset of approximately $1.5 million, the Sum of the Parts methodology resulted in an enterprise value for the Company of $51.0 to $57.3 million. Houlihan Lokey then adjusted the enterprise value for debt, minority interests, and other liabilities, resulting in an equity value indication range of $43.6 million to $49.9 million, or approximately $32.25-$36.88 per share.

    Valuation Summary Conclusion

          Houlihan Lokey considered both the conclusions of the market multiple approach and the sum of the parts approach and concluded, after due consideration of all relevant factors, that the approximate midpoint of the market multiple and sum of the parts approaches was the most appropriate indication of per share value for Dover. After adjusting for items such as cash, debt, minority interests and miscellaneous liabilities, Houlihan Lokey arrived at a per share equity value of approximately $32.95-$36.64.

          HOULIHAN LOKEY WAS NOT ASKED TO, AND DID NOT, EXPRESS ANY OPINION AS TO: (i) THE FAIRNESS OF ANY ASPECT OF THE OFFER, (ii) THE TAX OR LEGAL CONSEQUENCES OF THE OFFER; AND (iii) THE REALIZABLE VALUE OF THE COMPANY'S SHARES OR THE PRICES AT WHICH THE COMPANY'S SHARES MAY TRADE.

          THE HOULIHAN LOKEY VALUATION REPORT DOES NOT ADDRESS THE PURCHASER'S UNDERLYING BUSINESS DECISION TO EFFECT THE OFFER, THE SPECIAL COMMITTEE'S UNDERLYING BUSINESS DECISION TO MAKE NO RECOMMENDATION WITH RESPECT TO THE OFFER, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THEY SHOULD TENDER THEIR SHARES. FURTHERMORE, HOULIHAN LOKEY DID NOT NEGOTIATE ANY PORTION OF THE TRANSACTION.

    Fees and Expenses.

          The Special Committee retained Houlihan Lokey pursuant to a letter agreement, dated March 16, 2004. The Special Committee retained Houlihan Lokey, among other things, to undertake a financial analysis of Dover. Houlihan Lokey also provided the Special Committee with an option to render a fairness opinion. However, after the Special Committee reviewed the financial analysis, they determined not to seek a fairness opinion. Pursuant to the engagement letter, Dover paid Houlihan Lokey $150,000 for its services. Dover made a partial payment of $50,000 after it signed the engagement letter, and the remaining $100,000 in mid-July 2004. Dover also agreed in the letter agreement to reimburse Houlihan Lokey for all reasonable travel and out-of-pocket expenses (including reasonable fees and expenses of legal counsel) and to indemnify Houlihan Lokey and its employees, agents, officers, shareholders and persons who control Houlihan Lokey against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Houlihan Lokey's engagement.

*    *    *    *    *

        A copy of the Special Committee's discussion materials prepared by Houlihan Lokey indicating the valuation derived from the market multiple approach and the sum of the parts approach, which set forth, among other things, assumptions made, matters considered and limitations on the review undertaken, has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. Copies of Houlihan Lokey's Discount for Lack of Marketability report and the Sensitivity Chart, which were prepared at the request of the Special Committee, containing calculations of value derived from the market multiple approach utilizing differing weightings of the EV/EBITDA, Price/Net Income and Price/Book value approaches also have been so filed as exhibits to such Tender Offer Statement. None of the Trust, the Purchaser nor Mr. Weissberg assumes any responsibility for the accuracy or completeness of these materials.

Appraisal of Atherton Custom Home

        In connection with preparation of its financial statements and at the request of its independent auditors, Grant Thornton, LLP, Dover requested and received an appraisal of one of its real estate projects from Mr. Jeff Miller. The appraisal was dated December 27, 2003. The subject of the appraisal is a large custom home located in Atherton, California and built by one of the ventures in which Dover is a participant. The home was completed in December 2001 and listed for sale in January 2002 for $11,900,000. The venture has not had success in selling the home despite a series of price reductions and the home is currently being leased.

        Mr. Miller is affiliated with Jeffrey Miller Appraisal Services and is experienced in appraising residential real estate in the Silicon Valley, California market. Mr. Miller was selected to provide the appraisal because Dover had contracted with Mr. Miller to appraise real estate in the past. Mr. Miller is not affiliated with Dover, the Trust, the Purchaser nor any of the Continuing Stockholders and has not had any material relationship beyond the appraisals of real estate.

        Mr. Miller determined the appraised retail value of the home to be $6,100,000 as of December 27, 2003. The appraisal was based on a sales comparison approach that took into consideration the sales prices of similarly sized homes in the Atherton, California area with adjustments for variances in build and design quality, square footage, location, existence of pools, spas and patios and the number of rooms. Mr. Miller also considered the overall strength of the local real estate market and the market for large custom homes such as the Atherton home. Dover did not provide any instructions nor place any limitations on the scope of the appraisal.

        This summary is qualified in its entirety by reference to the Miller appraisal report, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. A copy of the Miller appraisal report will be made available for inspection and copying at the principal offices of Dover during regular business hours. None of the Trust, the Purchaser nor Mr. Weissberg assumes any responsibility for the accuracy or completeness of these materials.

Appraisal Rights

        Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated following completion of the Offer, each holder of Shares who has not tendered his or her Shares in the Offer and who properly demands an appraisal of his or her shares under Section 262 of the DGCL ("Section 262") will be entitled, in lieu of receiving the Merger consideration, to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. The fair value determined by the court for the Shares could be more than, less than or the same as the consideration paid in the Merger, but the form of the consideration payable as a result of the appraisal proceeding would be cash. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity. The Delaware Supreme Court discussed in Weinberger v. UOP, Inc. the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

        The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder's expense incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all Shares entitled to appraisal.

        Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

        If any holder of Shares who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger consideration, without interest thereon. Neither the Trust nor the Purchaser intends to make their corporate files available, obtain counsel or obtain appraisal services for unaffiliated holders of Dover Common Stock.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Schedule C to this Offer to Purchase.

Transactions and Arrangements Concerning the Shares

        As detailed above under "Introduction," the Purchaser beneficially owns Dover Common Stock. In addition, both the Trust and Mr. Lawrence Weissberg share such beneficial ownership of such Dover Common Stock with the Purchaser by virtue of their voting control of Purchaser. None of the other Continuing Stockholders, nor to the best of the Purchaser's knowledge, any person listed in Schedule A hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Shares.

        Except for the Continuing Stockholders' contribution of their Shares to the Purchaser in order to organize and capitalize the Purchaser, no transactions in the Shares have been effected during the past 60 days by the Trust, the Continuing Stockholders or the Purchaser or, to the best of the Continuing Stockholders' or Purchaser's knowledge, any associate or majority owned subsidiary of the Trust, any Continuing Stockholder or the Purchaser, Dover, any of the Dover benefit plans or any person listed in Schedule A hereto. In addition, no purchases of Shares were made by the Continuing Stockholders or the Purchaser during the past two years.

        Except as set forth elsewhere in this Offer to Purchase, none of the Continuing Stockholders, the Purchaser nor, to the best of the Continuing Stockholders' or Purchaser's knowledge, any person listed in Schedule A hereto, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of Dover (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of Dover, an election of directors of Dover or a sale or other transfer of a material amount of assets of Dover, between the Continuing Stockholders or the Purchaser or any of their subsidiaries or, to the best of the Continuing Stockholders' or Purchaser's knowledge, any person listed in Schedule A hereto, on the one hand, and Dover or any of its affiliates, on the other hand. None of the Continuing Stockholders nor the Purchaser has made any underwritten public offering of the Shares during the past three years that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation A thereunder.

        Leeward Capital, Leeward Investments and Mr. Eric P. Von der Porten who have advised the Purchaser that they collectively beneficially owned 105,210 shares of Class A Stock and 750 shares of Class B Stock as of September 22, 2004, representing approximately 10.46% of the Class A Stock and less than 1% of the Class B Stock outstanding as of such date, have contractually committed to tender to the Purchaser all Shares beneficially owned by them pursuant to the Offer. A copy of the agreement documenting this commitment has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. The foregoing summary of such agreement is qualified in its entirety by reference to the full text of such agreement.

        On February 9, 2004, Mr. Britt Evans and the Trust entered into a consulting agreement under which Mr. Evans agreed to provide advice and recommendations to the Trust with respect to the proposal to take Dover private and to provide assistance in negotiating the transaction and the terms thereof (the "Evans Consulting Agreement"). Mr. Evans is one of the Continuing Stockholders. Pursuant to the Evans Consulting Agreement, Mr. Evans' duties include: (1) consulting with the Trustees of the Trust regarding the structure, terms and nature of the transaction, (2) meeting with representatives of the Special Committee and its legal and financial advisors to discuss the transaction and negotiate its terms, (3) meeting with the Trust's legal counsel regarding strategy, documents prepared by counsel and other legal issues pertinent to the transaction, (4) meeting and conferring with accountants, investment bankers and other professionals retained by the Trust and (5) other services reasonably related to those enumerated in (1) through (4) above. A copy of this agreement has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. The foregoing summary of such agreement is qualified in its entirety by reference to the full text of such agreement.

        The directors and officers of Dover participate in the Dover stock option plans pursuant to the terms of those plans. All of the non-employee Dover directors hold options to purchase Dover Common Stock under the 1990 Stock Option Plan for Non-employee Directors. Each of these directors has agreed, pursuant to an option termination agreement, that each option to purchase Dover Common Stock held by such director that is vested and outstanding immediately prior to the Merger will be canceled and Dover will pay such director an amount equal to the excess, if any, of $30.50 per Share over the exercise price per Share of the vested options held by such director multiplied by the number of Shares such director could have purchased had such director exercised such options in full prior to the Merger. A form of the agreement documenting this commitment has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. The foregoing summary of such agreement is qualified in its entirety by reference to the full text of such agreement.

        Special Committee Member Arnold Addison holds vested options to purchase 500 Shares at an average exercise price of $14.83 per Share. Therefore, the amount to be paid to Mr. Addison pursuant to his option termination agreement is approximately $7,800. Mr. Addison also holds 2,950 Shares directly. Mr. Addison has informed the Trust that he intends to tender these Shares pursuant to the Offer.

        Special Committee Member Will C. Wood holds options to purchase 1,250 Shares at an average exercise price of $15.42 per Share. Therefore, the amount to be paid to Mr. Wood pursuant to his option termination agreement amount is approximately $18,850. Mr. Wood, together with his spouse, also holds 11,200 Shares directly. A trust for the benefit of Mr. Wood's daughter also holds 900 Shares. Mr. Wood has informed the Trust that he, his spouse and the trust intend to tender these Shares pursuant to the Offer.

        Mr. John Gilbert, Chair of the Special Committee, holds options to purchase 3,250 Shares at an average exercise price of $12.13 per Share (options to purchase 2,750 Shares are vested as of the date hereof and options to purchase an additional 500 Shares will vest prior to the expiration of the Offer). Therefore, the amount to be paid to Mr. Gilbert pursuant to his option termination agreement is approximately $59,700. Mr. Gilbert also holds 500 Shares directly. Mr. Gilbert has informed the trust that he intends to tender these Shares pursuant to the Offer.

        Mr. Frederick Weissberg and Ms. Erika Kleczek, Dover's Secretary, Treasurer and principal financial officer, are the only holders of options under Dover's 1995 Stock Option Plan. Mr. Frederick Weissberg is a director and executive officer of the Purchaser. Ms. Kleczek is an officer of the Purchaser.

        Ms. Kleczek has agreed, pursuant to an option termination agreement, that each option to purchase Dover Common Stock held by her that is outstanding immediately prior to the Merger, whether vested or unvested, will be canceled and Dover will pay her an amount equal to the excess, if any, of $30.50 per Share over the exercise price per share of the options held by her multiplied by the number of Shares she could have purchased had she exercised such options in full prior to the Merger. Ms. Kleczek holds options to purchase 26,000 Shares at an average exercise price of $10.69 per Share. Therefore, the amount to be paid to Ms. Kleczek pursuant to the option termination agreement is approximately $501,900. Ms. Kleczek also holds 3,045 Shares directly. Ms. Kleczek has informed the Trust that she intends to tender these Shares pursuant to the Offer. A copy of the agreement documenting this commitment has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC. The foregoing summary of such agreement is qualified in its entirety by reference to the full text of such agreement.

        Mr. Frederick Weissberg's options to purchase 35,000 Shares (of which 23,332 are exercisable within 60 days of the date of this Offer to Purchase) under the 1995 Stock Option Plan will survive the Merger and then remain outstanding thereafter.

        In connection with the organization of the Purchaser, each of the Continuing Stockholders, pursuant to the Subscription Agreements, contributed their shares of Dover Common Stock to the Purchaser in exchange for equivalent equity interests in the Purchaser in order to organize and capitalize the Purchaser and to ensure that that the Purchaser beneficially owns, following consummation of the Offer, at least 95% of each class of the issued and outstanding Shares. Schedule B hereto sets forth the amounts of Class A Stock and Class B Stock contributed by each of the Continuing Stockholders in connection with the organization of the Purchaser. Schedule B also sets forth the equity position of each of the Continuing Stockholders in the Purchaser. This summary is qualified in its entirety by reference to the Subscription Agreements, a form of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC.

        The Evans Consulting Agreement, the form of the option termination agreement with the members of the Special Committee and Ms. Kleczek and the form of the Subscription Agreements have each been filed as an exhibit to the Tender Offer Statement on Schedule TO that the Trust and the Purchaser filed with the SEC and can be inspected at, and copies may be obtained from, the same places and in the manner set forth in "The Tender Offer—Section 7. Certain Information Concerning Dover."

        Except as set forth in the Schedule 14D-9, to the best of the Trust's and the Purchaser's knowledge, none of Dover, its officers, directors or affiliates have made any public recommendation with respect to the Offer.

Related Party Transactions

        Mr. Frederick Weissberg, Chairman of the Board of Directors and President of Dover, is also a trustee and beneficiary of the Trust. In addition, Mr. Frederick Weissberg is one of the Continuing Stockholders.

        Dover engages primarily in residential real estate development. All of Dover's current real estate projects are being developed through ventures with wholly-owned subsidiaries of E.F. Communities, Inc., a California corporation (collectively, "EFC"). Under the governing agreements, EFC is primarily responsible for the construction and the development of the real estate. Mr. Britt Evans, one of the Continuing Stockholders, and his spouse, through their living trust, own 50% of EFC. As described above under "—Transactions and Arrangements Concerning the Shares," Mr. Evans is under contract with the Trust to provide consulting services with respect to the Offer.

        A California general partnership, Glenbriar Joint Venture ("FJV"), and three California limited liability companies, Glenbriar Venture #2, LLC ("GV #2"), Glenbrook Homes, LLC ("GH") and Meadowbrook Residences, LLC ("MR"), have been formed for development of Glenbriar Estates; another California limited liability company, South Tracy Industrial Park, LLC ("STIP"), has been formed for development of the South Tracy Industrial Park project; another California limited liability company, Woodview Estates, LLC ("Woodview"), has been formed for development of the Woodview project; and another California limited liability company, Marymont, LLC ("Marymont"), has been formed for development of a custom home in Atherton, California described in "—Appraisal of Atherton Custom Home" above. During 2003, Dover and EFC formed one additional California limited liability company, Corral Hollow Properties, LLC ("CHP"), for development of the Corral Hollow project.

        For each of these ventures, Dover contributes all of the capital, except that for GV #2, EFC contributed 25% of the capital through December 1998. For Marymont, EFC contributed 50% of the additional capital beginning December 2002 through September 2003. In September 2003, Dover acquired EFC's entire equity interest in Marymont.

        EFC is paid a fee for managing the construction and development of the real estate. For each of the ventures other than GJV, GV #2 and STIP, the management fee is equal to 3% of the sales price of each home that is sold. EFC receives a fixed monthly management fee of $5,000 for managing GJV and GV #2, a fixed monthly management fee of $10,000 for managing STIP and a fixed monthly management fee of $5,000 for managing CHP. Dover (and EFC, with respect to GV #2) receives a preferred return on equity in the ventures, at an annual rate of 7%. Remaining profits for each venture are split, 50% to Dover and 50% to EFC (or, in the case of GV #2, 25%, 50% or 75% to Dover and the remainder to EFC) according to the governing agreements.

        Mr. William Weissberg, one of the Continuing Stockholders and a trustee and beneficiary of the Trust, is employed by a subsidiary of EFC and through that employment is the sales manager of the Glenbriar Subdivision, one of the real estate development projects developed by Dover and EFC.

        Ms. Kleczek, Secretary, Treasurer and principal financial officer of Dover and her spouse, received a loan of $325,000 from the Trust that is secured by a second mortgage on the Kleczek's residence. The loan had a balance of approximately $272,000 as of September 15, 2004. Pursuant to a promissory note executed in connection with this loan, Mr. and Ms. Kleczek agreed that, in addition to regularly scheduled payments, they would make additional principal payments equal to (1) the amount (net of payroll taxes) of any bonuses received from Dover after December 31, 2001, (2) the amount of any

Dover salary increases (net of payroll taxes) after December 31, 2002 and (3) the profits realized from any sale of Dover Common Stock following the exercise of Ms. Kleczek's options, in each case, after a 40% allowance for income taxes.

        The Trust and EFC and their affiliates have other business relationships not related to the business or operation of Dover or the ventures in which Dover participates. The principal business relationship concerns the development of a residential real estate project in Ross, California. An entity controlled by Mr. Frederick Weissberg, Dabenica Investment Corp., is also involved in the project. One of the Continuing Stockholders, Mr. Joseph Evans, is employed as an assistant superintendent for the project.

Certain Transactions Between the Trust and Dover

        Dover makes available to the Trust operations space within certain buildings leased by Dover pursuant to a sublease. The Trust is required to indemnify Dover against certain liabilities in respect of the use of this space.

        The Trust believes the fees and other amounts paid by the Trust under the sublease approximate the amounts that would be paid if such arrangements were provided by unaffiliated third parties.

Interests of Certain Persons in the Offer and the Merger

        Dover stockholders should be aware that the Continuing Stockholders and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. Similarly, the current officers and directors of Dover have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger.

        Control.    As a result of the Purchaser's current ownership of approximately 71.69% of Dover's total outstanding voting power and the Trust's nominees constituting a majority of Dover's and the Purchaser's directors, the Trust may be deemed to control Dover.

        Officers.    Immediately following the Merger, the two officers of Dover (Mr. Frederick Weissberg and Ms. Kleczek) will continue to serve in their respective roles as officers of Dover. Mr. Weissberg also is a Continuing Stockholder. Further, Mr. Weissberg is a member of the Board of Directors of Dover (a position that he will continue to hold after the Merger) and is a trustee and beneficiary of the Trust.

        Continuing Equity Interest.    Unlike the Unaffiliated Stockholders generally, the Continuing Stockholders will own all of the outstanding shares of Dover following the Merger.

        Directors.    Members of the Dover Board of Directors hold both options to purchase Dover Common Stock pursuant to the Dover stock option plans and shares of Dover Common Stock. The disposition of these options and Shares is described above under "—Transactions and Arrangements Concerning the Shares."

        Three members of the Board of Directors—Messrs. Frederick Weissberg, Addison and Gilbert—have been elected as directors by the holders of the Class B Stock, a majority of which previously had been held by the Trust and which currently is held by the Purchaser.

        Related Party Transactions.    As described in "—Related Party Transactions" above, Mr. Britt Evans and his spouse, through their living trust, own 50% of EFC with whom Dover has entered into ventures for all of its current real estate projects. EFC receives management fees for developing the projects and shares in the profits earned by each such project.

        Indemnification.    Article V of Dover's bylaws requires Dover to indemnify Dover officers and directors to the fullest extent authorized by the Delaware General Corporation Law. Section 145 of the

Delaware General Corporation Law provides that a corporation has the power to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in non-derivative actions, suits or proceedings if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 also provides that a corporation has the power to indemnify directors, officers, employees or agents against such expenses incurred by the person in connection with the defense or settlement of derivative actions or suits actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Dover has entered into indemnification agreements with all of its directors and executive officers. The indemnification agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Dover's bylaws. The indemnification agreements may require Dover, among other things, to indemnify such directors and executive officers against certain liabilities that may arise by reason of their status as directors and executive officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses as a result of any proceeding against them as to which they could be indemnified.

        Special Committee.    As a result of certain of the potential conflicts of interest described above, the Dover Board of Directors appointed the Special Committee, consisting of three independent directors who are not officers or employees of the Trust or Dover, who are not Continuing Stockholders and who have no financial interest in the Offer and the Merger different from that of holders of Dover Common Stock generally. The Special Committee was empowered to consider, negotiate and respond to the Offer, to engage a financial advisor and legal advisor and to evaluate whether the Offer is in the best interests of Dover and the holders of Dover Common Stock (other than the Purchaser and the Continuing Stockholders). The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating the Offer and in determining to take a neutral position with respect to the Offer. The Schedule 14D-9 delivered with this Offer to Purchase contains information concerning the position of the Special Committee and Dover. The Schedule 14D-9 contains other important information and the Purchaser recommends that holders of Dover Common Stock review it carefully. The members of the Special Committee receive additional director's fees to compensate them for their service on the Special Committee. Mr. Gilbert, as chair if the Special Committee, has been or will be paid $30,000 and each of Messrs. Addison and Wood have been or will be paid $25,000. These fees are not dependent on the success of the Offer.

THE TENDER OFFER

        1.     Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the

Expiration Date (as hereinafter defined) and not theretofore properly withdrawn in accordance with "—Section 4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, October 22, 2004, unless and until the Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

        Subject to applicable law and the rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

        Subject to applicable law and the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser also expressly reserves the right:

          (1)   to delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares or to terminate or amend the Offer if any of the conditions referred to in Section 13 has not been satisfied or upon the occurrence of any of the events specified in Section 13; and

          (2)   to waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If the Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "—Section 4. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        If the Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until the expiration of such ten business day period. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, and subject to certain other conditions, the Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares not tendered during the period of the Offer prior to the Expiration Date. If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser currently does not intend to provide a Subsequent Offering Period, although it reserves the right to do. If the Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See "The Tender Offer—Section 4. Withdrawal Rights."

        Dover has provided the Purchaser with Dover's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letters of Transmittal will be mailed to record holders of Shares whose names appear on Dover's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        2.     Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date, provided that the Offer shall not have been terminated by such date. If there is a Subsequent Offering Period, all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date and all Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "—Section 3. Procedures for Tendering Shares,"

(ii) the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter(s) of Transmittal, and (iii) any other documents required by the Letters of Transmittal.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "—Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        3.     Procedures for Tendering Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter(s) of Transmittal) and any other documents required by the Letters of Transmittal, must be received by the Depositary at one of its respective addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. To validly tender your Shares, you must separately complete and return a:

  •
  Blue Class A Letter of Transmittal for the shares of Class A Stock you wish to tender; and

  •
  Yellow Class B Letter of Transmittal for the shares of Class B Stock you wish to tender.

No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letters of Transmittal and that the Purchaser may enforce such agreement against such participant.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter(s) of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the appropriate blue or yellow Letter(s) of Transmittal, or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter(s) of Transmittal (or a photocopy thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter(s) of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letters of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii)
  the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letters of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

        THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Trust, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Other Requirements.    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such Shares or a timely Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter(s) of Transmittal, and (iii) any other documents required by the Letters of Transmittal.

        Appointment of Proxies.    By executing the Letter(s) of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letters of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Dover's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

        Tender Constitutes an Agreement.    The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Backup Withholding.    To prevent backup federal income tax withholding with respect to payments made pursuant to the Offer, each stockholder must provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the appropriate blue or yellow Letter(s) of Transmittal. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold up to 28% of any payments made to such stockholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service. See Instruction 8 of the Letters of Transmittal. Non-United States holders must submit a completed Form W-8BEN (in lieu of a Substitute Form W-9) or other appropriate Form W-8 to avoid backup withholding. See Instruction 8 of the Letters of Transmittal.

        4.     Withdrawal Rights. Tenders of the Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 21, 2004. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "—Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "—Section 3. Procedures for Tendering Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered and accepted for payment.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Trust, the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        5.    Certain U.S. Federal Income Tax Consequences.

        The receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares in the Offer or pursuant to the Merger and who thereafter owns no Shares (directly or pursuant to "attribution rules" set forth in the Code) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered in the Offer or converted in the Merger. Long-term capital gains are taxed at reduced rates, and the deductibility of capital losses is subject to limitations.

        In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder who is considering exercising its statutory appraisal rights should consult with its own tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

        The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation or to a stockholder who is otherwise subject to special tax treatment under the Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions and taxpayers that are neither citizens nor residents of the United States or that are foreign corporations or foreign estates or trusts as to the United States).

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL OR OTHER FOREIGN INCOME AND OTHER TAX LAWS.

        6.     Price Range of Shares; Dividends. The principal market on which the Dover Common Stock is being traded is the over-the-counter bulletin board maintained by Nasdaq. Price quotations for shares of Class A Stock and Class B Stock are available on the over-the-counter bulletin board under the symbols "DOVRA" and "DOVRB," respectively. No established public trading market exists for the Dover Common Stock. Shares of the Dover Common Stock are neither listed on any national securities exchange nor traded on any public stock exchange. Due to the relatively small number of holders of Dover Common Stock, trading is infrequent and the liquidity of the Dover Common Stock is limited. Accordingly, quotations for shares of Dover Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares. The following table sets forth, for the quarters indicated, the low bid and high ask prices per Share as reported on the over-the-counter bulletin board for the periods presented, as provided by Dover. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Stock		Class B Stock
	Low Bid	High Ask	Low Bid	High Ask
2002
First Quarter	$13.50	$20.75	$11.80	$21.00
Second Quarter	17.50	24.00	11.80	22.50
Third Quarter	14.50	21.50	10.00	22.50
Fourth Quarter	14.25	19.40	12.25	22.00
2003
First Quarter	$14.25	$19.25	$13.25	$22.00
Second Quarter	15.10	20.00	17.00	17.00
Third Quarter	17.25	21.00	17.50	19.50
Fourth Quarter	17.50	35.00	18.50	18.50
2004
First Quarter	$19.70	$35.00	$23.55	$27.25
Second Quarter	23.25	27.25	23.25	27.25
Third Quarter (through September 21, 2004)	21.15	30.00	21.10	30.50

        On August 5, 2004, the last trading day prior to the date on which the Trust's revised proposal to take Dover private was announced, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $21.15 and $24.50, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $21.10 and $0.00, respectively. On September 21, 2004, the closing low bid and high ask prices per share of Class A Stock as reported on the over-the-counter bulletin board were $27.10 and $27.75, respectively, and the closing low bid and high ask prices per share of Class B Stock as reported on the over-the-counter bulletin board were $26.75 and $0.00, respectively. Stockholders are urged to obtain a current market quotation for the Shares.

        Dover has not paid any dividends on the Class A Stock and the Class B Stock since June 30, 1989, and presently has no intention to pay dividends in the foreseeable future.

        7.     Certain Information Concerning Dover. Except as otherwise set forth herein, the information concerning Dover contained in this Offer to Purchase, including financial information, has been furnished by Dover or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither the Trust nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Dover furnished by Dover or contained in such documents and records or for any failure by Dover to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Trust or the Purchaser.

        General.    Dover engages primarily in residential real estate development. Its current real estate projects are developed through ventures with wholly-owned subsidiaries of EFC. Under the governing agreements, EFC is primarily responsible for the construction and the development of the real estate. Mr. Britt Evans, one of the Continuing Stockholders, and his spouse, through their living trust, own

50% of EFC. Dover is a Delaware corporation with its principal executive offices located at 100 Spear Street, Suite 520, San Francisco, CA 94105 (telephone number: (415) 777-0414).

DOVER INVESTMENTS CORPORATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth summary historical consolidated financial data for Dover as of and for the six months ended June 30, 2004, and June 30, 2003, and as of and for each of the years ended December 31, 2003, and December 31, 2002.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Dover's Annual Report on Form 10-KSB for the year ended December 31, 2003, as amended, and the unaudited consolidated interim financial statements and other financial information contained in Dover's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Dover with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	Six Months Ended June 30,		For the Years Ended December 31,
	2004	2003	2003	2002
	(in thousands)
	(unaudited)
Income Statement Data
Net sales	$16,985	$13,947	$40,724	$14,803
Total operating costs and expenses	16,080	13,030	38,231	13,800
Net income (loss)	905	917	2,493	1,003
	At June 30,		At December 31,
	2004	2003	2003	2002
	(in thousands)
	(unaudited)
Balance Sheet Data
Cash and Cash Equivalents	23,684	14,623	23,845	11,706
Investments	—	—	—	3,500
Investments in Real Estate	33,389	33,155	31,939	30,224
Notes Receivable	—	—	—	1,570
Deferred Tax Asset	2,887	3,519	3,158	3,613
Other Assets	2,313	1,719	1,779	1,524
Total Assets	62,273	53,016	60,721	52,137
Accrued Interest and Other Liabilities	5,422	1,581	5,234	2,168
Notes Payable	6,158	2,225	4,619	1,887
Minority Interest in Ventures	247	1,258	1,327	1,057
Total Liabilities	11,827	5,064	11,180	5,112
Total Stockholders' Equity	50,446	47,952	49,541	47,025
Total Liabilities and Stockholders' Equity	62,273	53,016	60,721	52,137
Ratio of earnings to fixed charges (unaudited)	15.62x	17.71x	31.62x	16.75x

        The following table sets forth certain historical per share data for Dover. Basic and diluted earnings per common share and book value per share is presented for the six months ended June 30, 2004, and June 30, 2003, and for each of the years ended December 31, 2003, and December 31, 2002.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Comparative Per Share Data
Basic net income per share	$.69	$.70	$1.90	$.76
Diluted net income per share	$.67	$.69	$1.87	$.75
Basic book value per share	$38.30	$36.48	$37.66	$35.78
Diluted book value per share	$37.52	$36.12	$37.22	$35.38
Average shares of common stock outstanding
Basic	1,317,038	1,314,515	1,315,553	1,314,300
Diluted	1,344,387	1,327,602	1,330,949	1,329,220

        Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding.

        On January 2, 2003, Glenbrook Homes, LLC, one of the ventures between Dover and EFC, entered into a $6,000,000 revolving loan agreement with Housing Capital Company in connection with the development of the Glenbriar Estates project. The obligations of Glenbrook Homes under the loan agreement are guaranteed by Dover and the obligations are secured by a construction deed of trust encumbering certain real property in Tracy, California upon which a portion of the Glenbriar Estates project is to be constructed. As of June 30, 2004, the outstanding principal amount due under the loan agreement was $2,133,956.

        On October 9, 2003, Meadowbrook Residences, LLC, one of the ventures between Dover and EFC, entered into a $5,000,000 revolving loan agreement with Housing Capital Company in connection with the development of the Glenbriar Estates project. The obligations of Meadowbrook Residences under the loan agreement are guaranteed by Dover and the obligations are secured by a construction deed of trust encumbering certain real property in Tracy, California upon which a portion of the Glenbriar Estates project is to be constructed. As of June 30, 2004, the outstanding principal amount due under the loan agreement was $2,640,370.

        Dover is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information Dover files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

        8.    Certain Information Concerning the Trust, the Purchaser and the Continuing Stockholders.

        The Trust.    The Lawrence Weissberg Revocable Living Trust is a revocable trust organized under the laws of the State of California formed by Lawrence Weissberg for estate planning and succession purposes. The name, citizenship, business address, principal occupation or employment and five year employment history for each of the trustees of the Trust and certain other information is set forth in Schedule A hereto. The Trust does not have directors or officers. The principal executive offices of the

Trust are located at 100 Spear Street, Suite 520, San Francisco, CA 94105 (telephone number (415) 777-0533).

        The Purchaser.    Dover Acquisition Corp., a Delaware corporation, is wholly-owned by the Trust and the other Continuing Stockholders and was recently organized in order to effectuate the Offer and the Merger. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and certain other information is set forth in Schedule A hereto. The principal executive offices of the Purchaser are located at 100 Spear Street, Suite 520, San Francisco, CA 94105 (telephone number (415) 777-0533). A majority of the voting power of the Purchaser is controlled by the Trust.

        Neither the Trust, the Purchaser nor the persons identified in Schedule A hereto have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        As of the date hereof, the Purchaser beneficially owned approximately 48.03% of the outstanding Class A Stock of Dover and 79.34% of the outstanding Class B Stock of Dover. As a result of the disparate voting rights between the Class A Stock and the Class B Stock (each share of Class A Stock has one vote per share and Class B Stock has ten votes per share with respect to matters to be voted upon by the stockholders of Dover), the Purchaser beneficially owned as of such date shares representing approximately 71.69% of the total voting power of Dover. The individual equity holdings of the Continuing Stockholders in the Purchaser, and the amounts of Dover Common Stock contributed to the Purchaser by each of the Continuing Stockholders, are set forth on Schedule B hereto.

        9.     Source and Amount of Funds. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $19,053,000, including the costs related to the option termination agreements described in "Special Factors—Transactions and Arrangements Concerning the Shares." Although the Trust has sufficient cash on hand to enable the Purchaser to purchase tendered Shares and pay its fees and expenses related to the Offer, the Purchaser intends to use Dover's cash on hand for these purposes. To the best of the Purchaser's knowledge, Dover has sufficient cash on hand to purchase all Shares tendered in the Offer and to pay for the related fees and expenses or reimburse the Trust or Purchaser for such fees and expenses. The Offer is not conditioned on any financing arrangements.

        10.   Dividends and Distributions. Dover has not paid any dividends on the Class A Stock and the Class B Stock since June 30, 1989, and presently has no intention to pay dividends in the foreseeable future. However, if, at any time on or after the date hereof, Dover should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on Dover's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "—Section 13. Certain Conditions to the Offer," (1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by the Purchaser in its sole discretion.

        If, on or after the date hereof, Dover should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "—Section 13—Certain Conditions to the Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

        11.    Certain Effects of the Offer on the Market for the Shares.

        Effect on the Market for the Shares.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Dover to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by Dover to stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of Dover and persons holding "restricted securities" of Dover may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities." The Trust and the Purchaser currently intend to seek to cause Dover to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

        12.    Fees and Expenses.    Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        The Trust and the Purchaser have retained Mellon Investor Services LLC as the Depositary in connection with the Offer. The Depositary may contact holders of Shares by mail, telephone, facsimile and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

        The Trust and the Purchaser will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Trust and the Purchaser for customary handling and mailing expenses incurred by them in forwarding materials to their customers.

        The following is an estimate of fees and expenses to be incurred by the Trust and the Purchaser in connection with the Offer and the Merger:

SEC Filing Fee	$2,268.55
Depositary	$32,500.00
Legal, Printing and Miscellaneous	$525,000.00
Total	$559,768.55

        The expenses described above do not include the expenses of Dover related to the defense of the Stockholder Litigation. If the Offer and the Merger are consummated, Dover will become legally responsible for the fees and expenses incurred by the Purchaser in connection with the Offer. If the Offer and the Merger are consummated, the Trust will cause Dover to reimburse the Trust for the fees and expenses incurred the Trust by connection with the Offer and the Merger.

        13.   Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (1) at the Expiration Date the Minimum Condition shall not have been satisfied, (2) at the Expiration Date the Majority of the Minority Condition shall not have been satisfied or (3) at any time on or after September 23, 2004, and prior to the time of payment for any such Shares, any of the following events shall occur:

  (a)
  any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of Dover or any of its subsidiaries which has or might reasonably be expected to have a material adverse effect on Dover and its subsidiaries taken as a whole (a "Material Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by the Purchaser or the Trust as a result of the transactions contemplated by the Offer or the Merger (a "Diminution in Value"); or

  (b)
  any government or governmental authority or agency, whether domestic, foreign or supranational, or any industry self-regulatory organization (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by the Trust or the Purchaser (or any other affiliate of the Trust) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by the Trust or the Purchaser (or any other affiliate of the Trust) in connection with the acquisition of the Shares or Dover, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by Dover, the Trust or the Purchaser (or any other affiliate of the Trust) of all or any material portion of the business or assets of Dover and its subsidiaries taken as a whole or of the Trust and its affiliates and subsidiaries taken as a whole, or to compel Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to dispose of or to hold separate all or any material portion of the business or assets of the Trust and its affiliates and subsidiaries taken as a whole or of Dover and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to conduct Dover's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Trust or the Purchaser (or any other affiliate of the Trust) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of Dover, (v) seeks to require divestiture by the Trust or the Purchaser or any of their affiliates of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Trust or the Purchaser in their reasonable discretion; or

  (c)
  there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by the Trust or the Purchaser (or any other affiliate of the Trust) in connection with the acquisition of the Shares or Dover or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Dover, the Trust or the Purchaser (or any other affiliate of the Trust) of all or any material portion of the business or assets of Dover and its subsidiaries taken as a whole or of the Trust and its affiliates and subsidiaries taken as a whole, or compels Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to dispose of or to hold separate all or any material portion of the business or assets of the Trust and its affiliates and subsidiaries taken as a whole or of Dover and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to conduct Dover's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of the Trust or the Purchaser (or any other affiliate of the Trust) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of Dover, (v) requires divestiture by the Trust or the Purchaser or any of their affiliates of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to the Trust or the Purchaser in their reasonable discretion; or

  (d)
  there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity), excluding the parties to the Stockholder Litigation which (i) challenges the acquisition by the Trust or the Purchaser (or any other affiliate of the Trust) of any Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit or materially delay the making or consummation of the Offer or the Merger, seeks to prohibit the performance of any of the contracts or other arrangements entered into by the Trust or the Purchaser (or any other affiliate of the Trust) in connection with the acquisition of the Shares or Dover, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by Dover, the Trust or the Purchaser (or any other affiliate of the Trust) of all or any material portion of the business or assets of Dover and its subsidiaries taken as a whole or of the Trust and its affiliates and subsidiaries taken as a whole, or to compel Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to dispose of or to hold separate all or any material portion of the business or assets of the Trust and its affiliates and subsidiaries taken as a whole or of Dover and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of Dover, the Trust or the Purchaser (or any other affiliate of the Trust) to conduct Dover's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of the Trust or the Purchaser (or any other affiliate of the Trust) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of Dover, (v) seeks to require divestiture by the Trust or the Purchaser (or any other affiliate of the

    Trust) of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Trust or Purchaser in their reasonable discretion; and which in the case of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable possibility of being successful; or

  (e)
  there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable or asserted to be applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of paragraph (b) above; or

  (f)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange, or in the over-the-counter market in the United States (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), (ii) any declaration of a banking moratorium by federal or New York authorities, (iii) any material limitation by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (iv) any commencement or escalation of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

  (g)
  Dover or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (iii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of director or employee stock options outstanding as of the date hereof, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or the equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Dover, (v) altered or proposed to alter any material term of any outstanding security or material contact, permit or license, (vi) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of the Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed or entered into an agreement with respect to any recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Dover or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Purchaser's sole opinion, could adversely affect either the value of Dover or any of its subsidiaries or the value of the Shares to the Trust or the Purchaser, or (ix) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Merger, or the Trust or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings; or

  (h)
  Dover and the Purchaser or the Trust shall have reached an agreement or understanding that the Offer be terminated or amended or the Trust or the Purchaser (or one of their designated affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Dover by merger or similar business combination, or purchase of Shares or assets of Dover; or

  (i)
  any developments in the Stockholder Litigation, including without limitation the filing of an amended complaint or a motion seeking injunctive or other equitable relief, which the Purchaser or the Trust determine, in their reasonable discretion, (i) is or might be adverse to the interests of either of them, (ii) is or might be adverse to the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of Dover or any of its subsidiaries, or (iii) results or might result in a material diminution in the value of the Shares or the benefits expected to be derived by the Purchaser or the Trust as a result of the transactions contemplated by the Offer or the Merger;

which in the reasonable judgment of the Trust and the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment of Shares.

        The foregoing conditions (other than Majority of the Minority Condition) are for the sole benefit of the Trust, the Purchaser and their respective affiliates (other than Dover) and may be asserted by the Trust or the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Trust or the Purchaser. The failure by the Trust or the Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered Shares that have not previously been accepted for payment will be returned to the tendering stockholder.

        The minimum number of shares of Class A Stock and Class B Stock required to be tendered in order to satisfy the Majority of the Minority Condition are approximately 251,204 and 32,119 Shares, respectively, as of the date of this document. This calculation excludes (1) 1,810 Shares beneficially owned by the spouse of Mr. Lawrence Weissberg and (2) 18,595 Shares beneficially owned by the officers and directors of Dover (other than Mr. Frederick Weissberg), all of which the Purchaser believes will be tendered by their respective beneficial owners in the Offer. The Majority of the Minority Condition will not be waived by the Purchaser.

        The minimum number of shares of Class A Stock and Class B Stock required to be tendered in order to satisfy the Minimum Condition are approximately 472,507 and 48,689 Shares, respectively, as of the date of this document. The minimum percentages of shares of Class A Stock and Class B Stock not beneficially owned by the Purchaser which are required to be tendered in order to satisfy the Minimum Condition are approximately 90.38% and 75.80%, respectively, as of the date of this document. Certain Unaffiliated Stockholders have agreed to tender their shares in response to the

Offer, or have indicated that they intend to do so. See "Special Factors—Background of the Offer and —Transactions and Arrangements Concerning the Shares."

        14.    Certain Legal Matters.

        General.    Except as described in this Section 14, based on a review of publicly available filings by Dover with the SEC and a review of certain information furnished by Dover to the Trust and the Purchaser, the Trust and the Purchaser are not aware of any license or regulatory permit that appears to be material to the business of Dover and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "—State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Dover's business or that certain parts of Dover's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered.

        State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Dover is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. Section 203 does not apply to any Delaware corporation that does not have a class of voting stock (a) listed on a national securities exchange, (b) authorized for quotation as the NASDAQ Stock Market or (c) held of record by more than 2,000 stockholders. Since Dover does not have a class of voting stock meeting any of these criteria, the Trust and the Purchaser do not believe that Section 203 would apply to the Offer or Merger.

        Dover conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither the Trust nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither the Trust nor the Purchaser has presently sought to comply with any state takeover statute or regulation. The Trust and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, the Trust or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "The Tender Offer—Section 13. Certain Conditions to the Offer."

        Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder (collectively, the "HSR Act") by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because the jurisdictional thresholds of the HSR Act are not satisfied.

        The Antitrust Division and the FTC from time to time scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Trust or Dover. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

        Stockholder Litigation.    Following the January 27, 2004, announcement of the January Offer, two putative class action lawsuits were filed by stockholders of Dover against Dover, the members of the Board of Directors, the Trust and Mr. Lawrence Weissberg in the Delaware Court of Chancery. The complaints in both Chiarenza v. Dover Investments Corporation et. al (the "Chiarenza Litigation"), and Raider v. Frederick M. Weissberg et. al (the "Raider Litigation" and, together with the Chiarenza Litigation, the "Stockholder Litigation"), which are purported to be brought on behalf of all of the stockholders excluding the defendants and their affiliates, generally allege (i) breaches of fiduciary duty by the defendants and (ii) that the defendants, in connection with the January Offer, are pursuing a course of conduct designed to eliminate the public stockholders of Dover in violation of the laws of the State of Delaware. Specifically, plaintiffs allege that the Trust's offer is inadequate, that the Special Committee formed to evaluate the offer's fairness is not independent of the Trust and that therefore minority stockholders are unfairly being divested of their interests. The plaintiffs allege that because two of the members of the Special Committee were elected pursuant to a vote of the Class B Stock and because the Trust controls a majority of such Class B Stock vote, these members of the Special Committee are not truly independent. The plaintiff in the Chiarenza Litigation also alleges that although Special Committee member Mr. Will C. Wood was elected pursuant to a vote of the Class A

Stock (which the Trust does not control), the Trust controls such a large percentage of the Class A Stock vote to call into question Mr. Wood's independence. The plaintiff in the Raider Litigation also alleges that Mr. Wood is an interested director because he previously served as a Class B Stock director and because Mr. Wood was elected pursuant to a vote of the Class A Stock which is controlled by the Trust, together with members of the Weissberg Family, Dover employee Ms. Erika Kleczek and Mr. Wood. Further, the plaintiff in the Raider Litigation alleges that certain options to purchase Shares granted by Dover to Mr. Lawrence Weissberg and Mr. Frederick Weissberg were granted with exercise prices below the book value of the underlying common stock and were granted in order to dilute the minority stockholders. The plaintiff in the Chiarenza Litigation alleges that the exercise prices of certain options granted to Mr. Lawrence Weissberg depressed Dover's true book value and that management fees paid to companies controlled by Mr. Britt Evans, one of the Continuing Stockholders, masked Dover's true earnings capacity and value. The complaints seek to enjoin the transaction contemplated by the January Offer or, in the alternative, damages in an unspecified amount and rescission in the event that the proposed transaction is consummated. The defendants believe that the allegations of the complaints are without merit and intend to vigorously defend themselves against these lawsuits. In its filings with the SEC, Dover has also expressed its belief that the allegations of the complaints are without merit and its intent to vigorously defend itself against these lawsuits.

        15.   Miscellaneous. The Offer is being made to all holders of Shares (other than the Purchaser). The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE TRUST OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        The Trust and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "—Section 7. Certain Information Concerning Dover" (except that they will not be available at the regional offices of the SEC).

                      DOVER ACQUISITION CORP.

September 23, 2004

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF THE TRUST AND THE PURCHASER

        1.     TRUSTEES OF THE TRUST. Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history, of each of the trustees of the Trust. None of these persons have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise noted, each person identified below is United States citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a trustee of the Trust is c/o The Lawrence Weissberg Revocable Living Trust, 100 Spear Street, Suite 520, San Francisco, CA 94105, (415) 777-0533.

        A.    Frederick M. Weissberg has been a trustee of the Trust since October 2001 and Chairman of the Board and President of Dover Investments Corporation since December 2001. Mr. Weissberg has been President of Dabenica Investment Corp., which engages primarily real estate mortgage brokerage, since April 1990 and has been self-employed as a licensed real estate broker since January 1995.

        B.    William Weissberg has been a trustee of the Trust since June 2002 and sales manager of the Glenbriar Subdivision since April 2002. Mr. Weissberg was self-employed as a real estate broker in Piedmont, California from 1991 to April 2002.

        C.    Marvin Weissberg has been a trustee of the Trust since June 2002 and has served as the Chairman of the Weissberg Corporation, which engages in real estate investment, since 1995.

        2.     DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history, of each of the directors and executive officers of the Purchaser. None of these persons have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. Unless otherwise noted, each person identified below is a United States citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of the Purchaser is c/o The Lawrence Weissberg Revocable Living Trust, 100 Spear Street, Suite 520, San Francisco, CA 94105, (415) 777-0533.

        A.    Frederick M. Weissberg has been a trustee of the Trust since October 2001 and Chairman of the Board and President of Dover Investments Corporation since December 2001. Mr. Weissberg has been President of Dabenica Investment Corp., which engages primarily real estate mortgage brokerage, since April 1990 and has been self-employed as a licensed real estate broker since January 1995. Mr. Weissberg has served as Chairman of the Board and President of the Purchaser since its inception on September 21, 2004.

        B.    William Weissberg has been a trustee of the Trust since June 2002 and sales manager of the Glenbriar Subdivision since April 2002. Mr. Weissberg was self-employed as a real estate broker in

A-1

Piedmont, California from 1991 to April 2002. Mr. Weissberg has served as a director of the Purchaser since its inception on September 21, 2004.

        C.    Marvin Weissberg has been a trustee of the Trust since June 2002 and has served as the Chairman of the Weissberg Corporation, which engages in real estate investment, since 1995. Mr. Weissberg has served as a director of the Purchaser since its inception on September 21, 2004.

        D.    Erika Kleczek has been the Treasurer of Dover Investments Corporation since May 1993, its Secretary since September 1994 and its principal financial officer since September 1997. Ms. Kleczek has served as Treasurer and Secretary of the Purchaser since its inception on September 21, 2004.

A-2

SCHEDULE B

FORMATION OF THE PURCHASER

        The following table sets forth the Shares contributed by the Continuing Stockholders to the Purchaser in connection with the organization of the Purchaser, the number of shares of the Purchaser that each of the Continuing Stockholders received pursuant to the Subscription Agreements and certain relationships among the Continuing Stockholders. Dover percentages are based on 1,006,077 shares of Class A Stock and 310,961 shares of Class B Stock outstanding as of the date hereof. Purchaser percentages are based on 483,267 shares of Class A Common Stock and 246,725 shares of Class B Common Stock of Purchaser outstanding as of the date hereof.

Class A Common Stock

Name of Continuing Stockholder	Number of Dover Shares Contributed		Dover Percentage	Number of Purchaser Shares Received	Purchaser Percentage
The Lawrence Weissberg Revocable Living Trust	431,021	(1)	42.84%	431,021	89.19%
The Lawrence Weissberg Foundation	4,659	(2)	*	4,659	*
Lawrence Weissberg	786	(3)(4)(5)(6)	*	786	*
Frederick Weissberg	5,919	(3)(7)(8)(9)(10)(11)	*	5,919	1.22%
William Weissberg	77	(3)(12)	*	77	*
Marvin Weissberg	34,000	(3)(13)	3.38%	34,000	7.04%
The Glen Britton Evans Jr. & Nancy L. Evans Living Trust	5,412	(14)(15)	*	5,412	1.12%
Samantha Lynn Evans	427	(15)	*	427	*
Glen B. Evans III	327	(15)	*	327	*
Joseph L. Evans	327	(15)	*	327	*
Christopher M. Evans	312	(15)	*	312	*

Class B Common Stock

Name of Continuing Stockholder	Number of Dover Shares Contributed		Dover Percentage	Number of Purchaser Shares Received	Purchaser Percentage
The Lawrence Weissberg Revocable Living Trust	245,114	(1)	78.82%	245,114	99.35%
William Weissberg	19	(3)(16)	*	19	*
Lawrence Weissberg	0	(3)(17)	*	0	*
Frederick Weissberg	0	(3)(18)	*	0	*
Marvin Weissberg	0	(3)(19)	*	0	*
Glen B. Evans Jr. and Nancy L. Evans	145	(14)(15)	*	145	*
Samantha Lynn Evans	327	(15)	*	327	*
Glen B. Evans III	327	(15)	*	327	*
Joseph L. Evans	327	(15)	*	327	*
Christopher M. Evans	466	(15)	*	466	*

*
denotes ownership of less than 1% of the issued and outstanding shares of Class A Common Stock or Class B Common Stock

B-1

(1)
The Lawrence Weissberg Revocable Living Trust has three trustees: Frederick Weissberg, William Weissberg and Marvin Weissberg.

(2)
The Lawrence Weissberg Foundation is a California nonprofit public benefit corporation whose directors include Frederick Weissberg and William Weissberg.

(3)
Lawrence Weissberg is the father of William Weissberg and Frederick Weissberg and the brother of Marvin Weissberg. William Weissberg and Frederick Weissberg are brothers. Marvin Weissberg is their uncle.

(4)
Includes 786 shares of Class A Stock held in trust for the benefit of grandchildren of Lawrence Weissberg for which Lawrence Weissberg is co-trustee.

(5)
Excludes 431,021 shares of Class A Stock owned by The Lawrence Weissberg Revocable Living Trust of which Lawrence Weissberg is the settlor.

(6)
Excludes 1,810 shares of Class A Stock which are owned by Lawrence Weissberg's wife.

(7)
Includes 5,324 shares of Class A Stock held in trust for the benefit of family members of Frederick Weissberg for which Frederick Weissberg is trustee and 595 shares of Class A Stock held in trust for the benefit of Frederick Weissberg for which Frederick Weissberg is trustee.

(8)
Excludes 431,021 shares of Class A Stock owned by The Lawrence Weissberg Revocable Living Trust for which Frederick Weissberg is co-trustee.

(9)
Excludes 786 shares of Class A Stock held in trust for the benefit of grandchildren of Lawrence Weissberg for which Frederick Weissberg is co-trustee.

(10)
Excludes 4,659 shares of Class A Stock owned by The Lawrence Weissberg Foundation for which Frederick Weissberg is a director.

(11)
Excludes 23,332 shares of Class A Stock issuable upon exercise of options exercisable within sixty days of September 23, 2004.

(12)
Excludes 431,021 shares of Class A Stock owned by The Lawrence Weissberg Revocable Living Trust for which William Weissberg is co-trustee. Excludes 4,659 shares of Class A Stock owned by The Lawrence Weissberg Foundation for which William Weissberg is a director.

(13)
Excludes 431,021 shares of Class A Stock owned by The Lawrence Weissberg Revocable Living Trust for which Marvin Weissberg is co-trustee.

(14)
The Glen Britton Evans Jr. & Nancy L. Evans Living Trust has two trustees: Brit Evans and Nancy Evans, who are husband an wife.

(15)
Britt Evans and Nancy Evans are the parents of Samantha Evans, Glen Evans III, Joseph Evans and Christopher Evans.

(16)
Excludes 245,114 shares of Class B Stock owned by The Lawrence Weissberg Revocable Living Trust for which William Weissberg is co-trustee.

(17)
Excludes 245,114 shares of Class B Stock owned by The Lawrence Weissberg Revocable Living Trust of which Lawrence Weissberg is the settlor.

(18)
Excludes 245,114 shares of Class B Stock owned by The Lawrence Weissberg Revocable Living Trust for which Frederick Weissberg is co-trustee.

(19)
Excludes 245,114 shares of Class B Stock owned by The Lawrence Weissberg Revocable Living Trust for which Marvin Weissberg is co-trustee.

B-2

SCHEDULE C

SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT A

THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST
100 SPEAR STREET, SUITE 520
SAN FRANCISCO, CA 94105

January 27, 2004

Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Attention: Board of Directors

Re: Dover Investments Corporation (the "Company")

Gentlemen,

        I write on behalf of The Lawrence Weissberg Revocable Living Trust (the "Trust") to propose a two step transaction (the "Transaction") in which all stockholders of the Company (other than the Trust and others who join the Trust in taking the Company private) would receive $24.50 in cash for each share of the Company (the "Shares") that they own. This per share price is approximately 25.2% and 30.4% higher than the $19.57 average sale price for a share of Class A Common Stock and $18.79 average sale price for a share of Class B Common Stock, respectively, from July 1, 2003 through January 16, 2004 (in each case as reported by the OTC Bulletin Board).

        The Trust believes that the Transaction provides minority stockholders with an excellent and timely opportunity to liquidate their entire investment in the Company. As you know, there is no active trading market for the Shares. Further, a sale of the Company to a third party is not a realistic option given that the Trust, which holds a majority of the voting power of the Company, has no interest in selling its Shares. Finally, the Company has not paid for many years, and is not likely to pay in the foreseeable future, dividends on the Shares.

        The Transaction would consist of two steps. First, the Trust would make, through a wholly owned subsidiary ("Newco"), a cash tender offer for the Shares. Second, assuming that Newco owns more than 90% of each class of the Shares following the tender offer, Newco would carry out a short form merger with the Company. As a result of this merger, Shares held by the remaining stockholders, other than Newco, would be cashed out for the same per Share price as that paid by Newco for Shares in the tender offer.

        Consummation of the Transaction would be subject to, among other things, the (i) approval by a special committee of independent directors of the Board of Directors of the Company, (ii) execution and delivery of an agreement between the Company and Newco concerning certain aspects of the Transaction and such other documentation (including regulatory filings) as may be required or appropriate, and (iii) receipt of all necessary third party consents, if any. Consummation of the tender offer portion of the Transaction would be subject to, among other things, (i) tenders being made by the holders of more than 50% of the Shares held by the minority stockholders of each class of Shares, (ii) Newco owning, following completion of the tender offer, more than 90% of the outstanding Shares of each class of Shares, and (iii) the absence of any threatened or pending litigation relating to the Transaction. Upon consummation of the Transaction, Newco would cause the Shares to be deregistered under the Securities Exchange Act of 1934, as amended.

        The Trust reserves the right to rescind or amend this proposal at any time prior to the satisfaction of the foregoing conditions.

EX-A-1

        The Trust desires to complete the Transaction as soon as possible. Accordingly, we appreciate your immediate consideration of this proposal and look forward to your prompt response. We are available to meet with you and your advisors to discuss the proposed transaction at your convenience.

Very truly yours,
THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST U/D/T NOVEMBER 25, 1992
By:	/s/ FREDERICK M. WEISSBERG Frederick M. Weissberg, Trustee

EX-A-2

EXHIBIT B

THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST
100 SPEAR STREET, SUITE 520
SAN FRANCISCO, CA 94105

August 6, 2004

Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Attention: Board of Directors

Re: Dover Investments Corporation (the "Company")

Gentlemen,

        I write on behalf of The Lawrence Weissberg Revocable Living Trust (the "Trust") regarding the proposal made by the Trust on January 27, 2004 to take the Company private. After due consideration of the discussions we have had with the Chairman of the Special Committee, the Trust has decided to increase to $30.50 per share the cash consideration proposed to be paid in this transaction. In addition, as requested by the Special Committee of the Board of Directors formed to evaluate the proposed transaction, accompanying this letter is a term sheet detailing the principal terms and conditions of the transaction contemplated by the Trust.

Very truly yours,
THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST U/D/T NOVEMBER 25, 1992
By:	/s/ FREDERICK M. WEISSBERG Frederick M. Weissberg, Trustee

EX-B-1

DATED: August 6, 2004

THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST

Term Sheet for Going Private Transaction

Transaction	Acquisition (the "Transaction") by a corporation (the "Purchaser") formed by The Lawrence Weissberg Revocable Living Trust (the "Trust") and certain others who might join the Trust in the Transaction[1] of all the outstanding shares of Class A Common Stock ("Class A Stock") and Class B Common Stock ("Class B Stock") of Dover Investments Corporation, a Delaware corporation ("Dover"), not owned by the Purchaser (the "Public Shares").
Transaction Structure	The Transaction would consist of two steps:
(1) Initially, Purchaser, through a newly formed subsidiary corporation ("Newco"), would make a cash tender offer (the "Offer") for all the outstanding Public Shares.

(2) Immediately following consummation of the Offer and purchase by Newco of tendered Public Shares, Newco would merge with and into Dover, with Dover as the surviving corporation of this merger (the "Merger"). (Depending upon further tax and financial analysis by Purchaser, Newco might become the surviving corporation of the Merger.) Purchaser and Newco will expressly undertake (in the Offer documents filed with the Securities and Exchange Commission and sent to the stockholders of Dover) to complete the Merger promptly if the Offer is consummated and would further undertake therein to cash-out shares in the Merger at the same per share price as that paid by Newco for shares purchased by it in the Offer.
Consideration	Newco will pay $30.50 per share in cash for the Public Shares accepted for purchase in the Offer. The surviving corporation of the Merger will pay $30.50 per share for shares cashed-out in the Merger.
Time Periods
The Offer will be held open until 5:00 p.m., P.S.T., on the 21st business day following commencement of the Offer, unless extended. The Merger would be effected as soon as practicable following consummation of the Offer.
Conditions	The Offer will be conditioned upon the following conditions together with other conditions customary for a transaction of this kind:

EX-B-2

(a) There being validly tendered and not withdrawn at the expiration of the Offer a majority of the outstanding Public Shares of each class of common stock of Dover (for purposes of this condition, shares tendered by any director or employee of Dover will not be considered "Public Shares"). Purchaser and Newco will expressly undertake (in the Offer documents filed with the Securities and Exchange Commission and sent to the stockholders of Dover) not to waive or modify this condition.

(b) There being validly tendered and not withdrawn at the expiration of the Offer such number of Public Shares so that, immediately following consummation of the Offer, Newco will own 95% of each of the outstanding Class A Stock (on a fully diluted basis) and the outstanding Class B Stock (on a fully diluted basis). Newco will reserve the right to reduce this percentage threshold as low as 90%.

(c) Developments in the two currently pending lawsuits which the Trust determines, in sole discretion, are adverse to the Trust, Purchaser, Newco, Dover or the Transaction or which lead the Trust otherwise to conclude, in its sole discretion, that completion of the Transaction is inadvisable.

(d) The absence of any other action, suit, proceeding (judicial, administrative or regulatory) or investigation, or any threatened action, suit, proceeding or investigation relating to the Trust, Purchaser, Newco, Dover or the Transaction. (This condition shall not pertain to any litigation currently pending against Dover.)
(e) The absence of any judgment, order or injunction relating to the Trust, Purchaser, Newco, Dover or the Transaction.

(f) A decision by the special committee of the Board of Directors of Dover formed to evaluate the proposed Transaction (the "Special Committee") to oppose the Transaction or otherwise modify its neutral position in a manner which leads the Trust to conclude, in its sole discretion, that completion of the Transaction is inadvisable.
Financing	Neither the Offer nor the Merger will be conditioned upon financing. Newco anticipates using Dover's cash on hand to pay for shares tendered in the Offer and cashed-out in the Merger.
Expenses	The Trust will request that the Board of Directors and/or the Special Committee authorize the Company to reimburse the Trust for its Transaction related expenses.

1
The Trust contemplates that certain members and trusts of the Weissberg family, The Lawrence Weissberg Foundation, Britt Evans and certain members of Mr. Evans' family will join the Trust in effecting the Transaction, although the Trust has not made a definitive determination or entered into any agreements in this regard.

EX-B-3

        Manually signed photocopies of the Letters of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of Dover or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its respective addresses set forth below:

THE DEPOSITARY FOR THE OFFER IS:

Mellon Investor Services LLC

BY MAIL Reorganization Department P.O. Box 3301 South Hackensack, New Jersey 07606	BY OVERNIGHT COURIER Reorganization Department 85 Challenger Road Mail Stop—Reorg Ridgefield Park, New Jersey 07660	BY HAND Reorganization Department 120 Broadway, 13th Floor New York, New York 10271
Telephone: (201) 329-8660 (call collect) or Call Toll Free (800) 392-5792
BY FACSIMILE TRANSMISSION:
(For Eligible Institutions only)
(201) 296-4293
(Confirm receipt of facsimile):
(201) 296-4860

        Any questions or requests for assistance may be directed to the Depositary at its address and telephone numbers set forth above. Requests for additional copies of this Offer to Purchase and the Letters of Transmittal may be directed to the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

QuickLinks

IMPORTANT STOCKHOLDER INFORMATION
SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
SPECIAL FACTORS
  Background of this Offer
  Purpose and Structure of the Offer and the Merger, Reasons of the Trust, the Purchaser and Mr. Frederick Weissberg for the Offer and the Merger
  Position of the Trust, the Purchaser and Mr. Frederick Weissberg Regarding Fairness of the Offer and the Merger
  Position of Dover Regarding Fairness of the Offer and the Merger
  The Merger, Plans for Dover After the Offer and the Merger, Certain Effects of the Offer
  Conduct of Dover's Business if the Offer is Not Completed
  Report of Houlihan Lokey Howard & Zukin
  Appraisal of Atherton Custom Home
  Appraisal Rights
  Transactions and Arrangements Concerning the Shares
  Related Party Transactions
  Certain Transactions Between the Trust and Dover
  Interests of Certain Persons in the Offer and the Merger
THE TENDER OFFER
  SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE TRUST AND THE PURCHASER
  SCHEDULE B
FORMATION OF THE PURCHASER
Class A Common Stock
Class B Common Stock
  SCHEDULE C
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
  EXHIBIT A
THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST 100 SPEAR STREET, SUITE 520 SAN FRANCISCO, CA 94105
Re: Dover Investments Corporation (the "Company")
  EXHIBIT B
  DATED: August 6, 2004
Term Sheet for Going Private Transaction